Exhibit 2.1

SHARE SALE AND PURCHASE AGREEMENT

concerning Claudio HoldCo A/S

(Certain identified information in this Exhibit 2.1 has been excluded because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] Indicates that information has been redacted.)

SCHEDULES

Schedule A:	List of the Minority Shareholders and Ownership of Shares

Schedule B:	Sellers’ Representative’s Bank Account

Schedule C:	Transaction Bonus Agreements

Schedule 1.1(a):	Equity Bridge

Schedule 1.1(b):	Locked Box Accounts
Schedule 1.1(c)	List of Subsidiaries

Schedule 1.1(d):	W&I Insurance Policy

Schedule 6.1(a):	Documents evidencing each of the Majority Sellers' authority to execute the Agreement

Schedule 6.2(a):	Documents evidencing the Buyer's authority to execute the Agreement and approval of the Agreement
Schedule 6.2(b):	Parent Company Letter

Schedule 6.2(c):	Signing No Claims Declaration

Schedule 7.3.2:	Form of Drag-Along Notice

Schedule 7.3.3:	Form of Drag-Along Acknowledgement

Schedule 7.5.1	Handling of Customers

Schedule 13.1(a):	Due Diligence Information (including Q&A spreadsheet)

Schedule 13.1(b):	Due Diligence Meetings

Schedule 14.1:	Sellers' Warranties (included in Exhibit 2.1 Form 8-K filing)

Schedule 19.5:	List of current related activities of Bagger Sørensen, Claus Bagger-Sørensen and Steen Bagger-Sørensen as of the Signing Date

Schedule 20.2:	Respective Press Releases

Schedule 23.1:	Addresses for Notice

This

SHARE SALE AND PURCHASE AGREEMENT

was concluded on 30 June 2021 between on the one side

Claudio Topco B.V.
KVK registration no. 67716733
Cornelis Schuytstraat 74
1071JL Amsterdam
The Netherlands
("Claudio Topco")

and

BAGGER-SØRENSEN & CO. A/S
CVR no. 51452313
Tabletvej 1
7100 Vejle
Denmark
("Bagger-Sørensen")

(Claudio Topco and Bagger-Sørensen hereinafter each referred to as a "Seller" and collectively the "Majority Sellers")

and on the other side

PMI Global Services, Inc.
120, Park Avenue
New York, 10017 New York
United States
(the "Buyer")

concerning at Closing all of the issued and outstanding shares in Claudio HoldCo A/S (the "Company").
1DEFINITIONS, INTERPRETATION AND ENTIRE AGREEMENT
1.1 In the Agreement, the following words and expressions have the meanings stated below, unless the context requires otherwise.

Accounting Principles	the Company’s accounting principles as described in the Annual Report.
Accounts Date	31 December 2020.
Affiliate	with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

Agreement	this share sale and purchase agreement, including all Schedules and Appendices hereto which are hereby incorporated by reference herein.
Annual Report	the Company's consolidated and audited annual report as at the Accounts Date regarding the Group Companies.

Base Purchase Price	as stated in clause 4.1.

Breach	any breach of Warranty or failure to fulfil any obligation under the Agreement.
Bring Down of Disclosures	a review immediately prior to the Closing Date of the Sellers' Warranties given at Closing by the Persons comprised by the definition of Sellers' Knowledge with a view to identifying any facts or circumstances, if any, arising between the Signing Date and the Closing Date, constituting a Breach of any of the Sellers' Warranties given at Closing.
Business Day	any day on which commercial banks in Denmark are generally open for business (except for banking business being conducted exclusively through the internet).
Buyer's Advisors	DLA Piper, Gorrissen Federspiel, KPMG and Niras.

Buyer's Knowledge	the Actual Knowledge as defined in the W&I Insurance Policy as of the Signing Date of those persons included in the “Deal Team Members” as defined in the W&I Insurance Policy.
Buyer’s Leakage Notice	as described in clause 5.4.
Claim	any claim for indemnification of a Loss raised by a Party against the other Party based on an alleged Breach.

Claudio BidCo	Claudio BidCo A/S, CVR no. 38 20 50 72, c/o Fertin Pharma A/S Dandyvej 19, 7100 Vejle, Denmark.
Closing	the completion by the Parties of the transactions contemplated by this Agreement by their mutual fulfilment of the obligations described in clause 11.
Closing Date	the date on which Closing takes place; see clause 11.1.
Closing Memorandum	minutes of the meeting at which Closing takes place.
Closing No Claims Declaration	as set out in the W&I Insurance Policy.
Co-Investor SHA	the Co-Investor Shareholders' Agreement dated 17 January 2017 entered into by and between Claudio Topco, Bagger-Sørensen and each of the Minority Shareholders regarding their ownership of shares in the Company.
Company	Claudio HoldCo A/S, CVR no. 38 20 44 24, c/o Fertin Pharma A/S Dandyvej 19, 7100 Vejle, Denmark.
Competition Authorities	includes the Bundeswettbewerbsbehörde of Austria, the Conselho Administrativo de Defesa Econômica of Brazil, the Hellenic Competition Commission of Greece and the Irish Competition and Consumer Protection Commission (or related authorities) and/or, if applicable, the EU Commission and/or the UK Competition and Markets Authority.
Control	the ownership of more than 50% of the outstanding voting securities in a legal entity, the right to elect or remove the majority of the members of the board of directors (save for such members who are elected or appointed by the employees of such legal entity or by organisations of employees) and/or the ability in fact to cause the direction of the management of such legal entity, whether through ownership of voting securities, by contract or otherwise. The terms "Controlling", "Controlled" and similar words shall be construed accordingly.

Corporate Documents	the charter and other documents by which any Person (other than an individual) establishes its legal existence or which govern its corporate affairs, including its articles of incorporation and articles of association.
Disclosed
any and all information fairly disclosed in the Due Diligence Information or otherwise in writing and in the relevant context that would allow a diligent Person skilled in the field to which the information relates to reasonably discern the relevance of such matter, including the substance of any potential claim, loss, liability or disadvantage based on reading and analysing said information, taking into consideration that the Buyer is a professional buyer and in each case without the need to draw conclusions from several unrelated documents or materials in the Due Diligence Information.

Dispute Notice	as described in clause 5.4.
DKK	Danish Kroner, the valid currency of Denmark.
Due Diligence Information
the Agreement and the information provided to the Buyer and the Buyer's Advisors in the virtual data rooms established in connection with the transactions contemplated by the Agreement, as well as written responses to requests submitted by the Buyer or the Buyer's Advisors in the virtual data rooms, in each case as included in Schedule 13.1(A).

Drag-Along Notice	as stated in clause 7.3.2.
Drag-Along Process	as stated in clause 7.3.
Equity Bridge	the agreed equity bridge from the enterprise value to the Base Purchase Price as set out in Schedule 1.1(a).
Equity Ticker	as stated in clause 4.2.

Expert	as described in clause 5.4.
Foreign Direct Investment Authority	the Danish Business Authority.
Group Company	a company in the Group.
Group or Group Companies	the Company and the Subsidiaries.
Key Employees
each of (i) [***], (ii) [***], (iii) [***], (iv) [***], (v) [***], (vi) [***], (vii) [***], (viii) [***], (ix) [***], (x) [***] and (xi) [***].
The Persons included above in (ii), (iii), (iv), (v), (vi), (vii), (x) and (xi) are all considered salaried employees (in Danish: “lønmodtager”).

Law	any supranational, federal, state, local or foreign law, statute or ordinance, rule, regulation, directive, code, order, judgment, agency requirement, license, permit, injunction or decree enacted, issued, promulgated, enforced or entered by any governmental authority.
Leakage
in respect of, by or to the benefit of the Sellers, a Seller Affiliate or any Seller's Related Party (other than a Group Company), except for any Permitted Leakage:

(i)any dividend, distribution, salary, fees, charges or other compensation, including director's, management, advisory or professional fee and expenses, or other kind of payment (whether in cash or in kind, including any liabilities assumed, indemnified, increased or incurred, or benefit(s) or gifts having monetary or financial value) undertaken, declared, paid, made or agreed to be made by a Group Company, whether against delivery of any assets or services or not;

(ii)any loans, or any payment of interest or principal in respect of any amounts owed, and any costs associated with the re-financing of any such loan;

Leakage
(iii)any return on equity or any other payment in respect of share capital, loan capital or other securities by any Group Company, or any amount payable on the repurchase, redemption, repayment, reduction or cancellation of any shares, loans or other securities by a Group Company;

(iv)the waiver, deferral or release by a Group Company of any amount or liability owed to a Group Company;

(v)any payments made, guarantees, encumbrances, liens or other securities issued, or liabilities incurred or assumed by a Group Company;

(vi)any costs or other fees payable by the Group in connection with or as a consequence of the transactions contemplated by this Agreement, (including (a) Transaction Bonuses and other bonuses, (b) advisor fees, (c) success fees, or (d) prepayment or early termination fees, break costs, liquidated damages and/or indemnification costs and/or expenses for termination and other related fees or fees of a similar nature in respect of the Secured Debt and [***] and including, for the avoidance of doubt, (x) any such costs or other fees which are not in respect of, by or to the benefit of the Sellers, a Seller Affiliate or any Seller's Related Party, (y) any accrued interest payments on such costs and fees and (z) where any such costs and fees falls due after the Closing Date;

(vii)[***]

(viii)any payment of any Taxes paid in connection with (i) to (vi) above; and

(ix)any commitment to do any of the matters referred to in (i) to (vi) above;
in each case paid, accrued, triggered, agreed to or arising between the Locked Box Date (not inclusive) and the Closing Date (inclusive) to the extent not otherwise set out above.

Locked Box Accounts
the Group's consolidated (i) profit and loss statement covering the period from the Accounts Date to the Locked Box Date and (ii) balance sheet as at the Locked Box Date, prepared in accordance with the Accounting Principles and reviewed by the Company's auditor, EY Godkendt Revisionspartnerselskab in accordance with ISRE 2410, as set out in Schedule 1.1(b).

Locked Box Date	31 March 2021.
Long Stop Date	the date that falls 6 months after the Signing Date with an automatic extension of up to 6 months, if (i) required for approval or clearance by the Competition Authorities or the Foreign Direct Investment Authority and (ii) accepted by the Sellers' Representative (acting reasonably, however, any non-acceptance shall not be deemed reasonable for any outstanding approval or clearance from the Conselho Administrativo de Defesa Econômica of Brazil).
Loss	any direct as well as any reasonably foreseeable indirect loss, damage, liability, and expense (including reasonable attorneys’ fees and expenses) calculated in accordance with the Laws of Denmark in connection with any Claim.
Minority Shareholders	the Persons set out in Schedule A.
Notice	as described in clause 23.1.
Ordinary Course of Business
the ordinary course of business of the Group as of the Signing Date conducted in consistency with past practices or, if no such past practices exist, in accordance with ordinary business practices for comparable businesses within the jurisdictions in which the Group conducts its business, however taking into consideration and accepting the challenges and changes caused or required by COVID-19 to the extent Disclosed prior to the Signing Date.

Parties	the Sellers and the Buyer.
Party	a Seller or the Buyer.
Pay Off Amounts
such amounts in such currencies as notified to the Buyer under clause 11.2(a) as being the amounts required: (i) to discharge the indebtedness (whether or not due and payable) owed under or in connection with the Secured Debt at the Closing Date (for the avoidance of doubt, including the outstanding principal amount of any drawing and any accrued but unpaid interest thereon at the Closing Date); (ii) to release all guarantees and security in relation to the Secured Debt at the Closing Date; and (iii) to terminate the Secured Debt at the Closing Date (such amount being inclusive of any applicable break costs, prepayment or early termination fees and other related fees or fees of a similar nature), assuming such discharge, release and termination takes effect from the Closing Date.

Permitted Leakage
(i)any salary, fee or similar (including any expenses) payable or paid to any of the directors of the board of any of the Group Companies who is a Seller, a Seller’s Affiliate or any Seller's Related Party pursuant to an agreement entered into in the Ordinary Course of Business and as Disclosed prior to the Signing Date (for the avoidance of doubt, this does not include any bonuses or similar as a result of Closing to the extent not included in the Equity Bridge);

(ii)any salaries, bonuses or similar remuneration and/or compensation (including any expenses) payable or paid to any employees of the Group who is a Seller, a Seller’s

Affiliate or any Seller's Related Party pursuant to their current employment, consultant or service agreement with any Group Company and/or pursuant to any revisions of such employment terms (whether individual or collective) made in the Ordinary Course of Business and as Disclosed prior to the Signing Date (for the avoidance of doubt, this does not include any bonuses or similar triggered by Closing to the extent not included in the Equity Bridge);

(iii)any fee payable by the Company to the W&I Insurer or its advisors relating to obtaining and issuing the W&I Insurance Policy as Disclosed prior to the Signing Date;

(iv)any payment or other transaction required or expressly permitted pursuant to the terms of the Agreement;

(v)any Leakage taking place with the Buyer’s prior written consent;

(vi)any items to the extent included in the Equity Bridge or the Locked Box Accounts; and

(vii)any payment of any Tax paid as a consequence of any circumstance described in (i) to (iv) above.

Person	any individual, corporation, partnership, firm, joint venture, association, joint stock company, trust, incorporated or non-incorporated organisation, governmental or regulatory body or other entity.
Purchase Price	as stated in clause 4.2.
Related Party	a Person comprised by section 2 of the Danish Bankruptcy Act.
Schedule	a schedule to the Agreement.

Secured Debt
all of the Group's outstanding commitments as of the Closing Date under the Facilities Agreement, dated 11 January 2017, between the Company as parent and guarantor, Claudio Bidco as borrower and guarantor and Fertin Pharma A/S as borrower and guarantor and [***] as lenders.

Sellers	the Majority Sellers and the Minority Shareholders.
Sellers' Knowledge	the actual knowledge of each of Peter Halling, [***], Rikke Kjær Nielsen, [***] and Claus Bagger-Sørensen.
Sellers’ Fundamental Warranties	the warranties included in clauses 1 to 3 in Schedule 14.1.
Sellers' Representative	Claudio Topco, on its own behalf and as designated by Bagger-Sørensen and all of the Minority Shareholders by their signatures on the Drag Along Acknowledgement or this Agreement, respectively, as their representative in all matters related to the Agreement where reference is made to Sellers' Representative.
Sellers' Representatives' Bank Account	the bank account set out in Schedule B.
Sellers' Warranties	as described in Schedule 14.1.
Shares	nominally DKK 13,529,387 shares in the Company divided into nominally DKK 12,124,163 class A shares of DKK 1.00 each and nominally DKK 1,405,224 class B shares of DKK 1.00 each. The Shares together with the Treasury Shares represent 100% of the issued share capital of the Company.
Signing Date	the date on which the Parties sign the Agreement.
Signing No Claims Declaration	as set out in the W&I Insurance Policy.
Subsidiaries
any legal entity in which the Company is entitled to exercise a direct or indirect Controlling interest in the financial and operational decisions in accordance with the principles of Danish company Law in force from time to time, as set out in Schedule 1.1(c).

Taxes
any and all direct and indirect tax liabilities, both current and deferred, primary and secondary, including income tax, corporation tax, capital gains tax, VAT of all kind, special payroll tax, sales tax, withholding tax, including but not limited to dividend tax, interest tax and royalty tax, registration fees, stamp duties, customs duties, excise duties of all kind, wage tax, payroll duties, social security contributions and costs, property taxes and similar levies, duties, charges, stamps, taxes, and including interest, additional tax and tax penalties, fees, costs, fines or surcharges, and payments under the Danish joint taxation regime including utilization of tax losses carried forward, reduction of tax assets, including utilization of own tax losses and reduction of any basis of depreciation.

Third Party Claim	as stated in clause 18.4.
Third Party Rights	any interest in equity of any Person (including right of first refusal or purchase option); any type of legal charge, mortgage, pledge, lien, security interest (including any created by Law), retention of title or other security agreement or arrangement, in each case in favour of a third party.
Transaction Bonuses	the transaction bonuses payable by Fertin Pharma A/S as further set out in Schedule C.
Treasury Shares	nominally DKK 14,774 shares in the Company held by the Company itself divided into nominally DKK 7,931 class A shares of DKK 1.00 each and nominally DKK 6,843 class B shares of DKK 1.00 each.
Warranties	the representations and warranties given by the Sellers pursuant to clause 14.
W&I Insurance	the warranty and indemnity insurance with the Buyer as the insured and the W&I Insurer as the insurer as regards the liability for Breach of Sellers'

Warranties on the terms set out in the W&I Insurance Policy.
W&I Insurance Policy	the insurance policy governing the W&I Insurance in the form contained in Schedule 1.1(d).
W&I Insurer	such insurer that the Buyer contracts with for purposes of the W&I Insurance and pursuant to the W&I Insurance Policy.
1.2 The Agreement is the result of the Parties' negotiations, and it cannot be interpreted against a     Party as a consequence of such Party having drafted one or more of the provisions of the Agreement.

1.3 The words "include", "includes" or "including" and similar expressions mean for the purpose of the Agreement "including, but not limited to".
1.4 Words in the singular include the plural and vice versa.
1.5 The table of contents and the headings of the Agreement are for guidance only and have no legal effect on the understanding or interpretation of the provisions of the Agreement.
1.6 The terms defined in the Agreement have the defined meanings when used in any Schedule, appendix, certificate or other document delivered or made available pursuant to the Agreement.
1.7 References to a Person are also to its successors and permitted assigns.
18. Unless the context otherwise requires, references to any agreement shall mean such agreement as amended or modified from time to time.
1.9 References to any Law or statute shall be as amended from time to time and shall include all rules and regulations promulgated thereunder.
1.10 Unless the context otherwise requires, references to any time shall refer to time in Denmark and references to any date shall mean open of business on such date.
1.11 The Agreement contains the entire agreement between the Parties concerning the Buyer's acquisition of the Shares and supersedes all previous agreements between the Parties on the subject matter.
2PURPOSE AND BACKGROUND
2.1 The Majority Sellers agree to sell their Shares to the Buyer and procure that the Minority Shareholders sell their Shares to the Buyer pursuant to clause 7.3, and the Buyer agrees to acquire the Shares from the Sellers on the terms and conditions set out in the Agreement.

2.2 In order to facilitate an efficient process and coverage in the event of a Breach of one or more of the Sellers' Warranties, the Majority Sellers and the Buyer have agreed that the Parties will arrange for buyer’s warranty and indemnity insurance in the name of the Buyer. The W&I Insurance Policy shall limit, on the terms set out therein, the possibility of recourse against the Sellers (except if there is fraud or wilful misconduct from the Sellers in which case the insurance will still be valid but there will be recourse against the Sellers; provided, however, that Buyer shall only have recourse against such Seller having exhibited fraud or wilful misconduct, as the case may be) on the terms and conditions set forth in the W&I Insurance Policy.
3SALE AND PURCHASE OF SHARES
3.1 Pursuant to the terms set out in the Agreement, the Sellers hereby agree to sell and deliver the Shares to the Buyer and with effect from the Closing Date, the Buyer agrees to buy the Shares from the Sellers. All Shares shall be delivered at Closing, and the Buyer shall as of the Closing Date own all rights attaching to the Shares, including title, voting rights and the right to receive dividends, and the Shares and the Treasury Shares shall as of the Closing Date be free of any Third Party Rights.
4PURCHASE PRICE
4.1 The base purchase price for the Shares amounts to [***] (the "Base Purchase Price"). The Base Purchase Price has been derived from an enterprise value of DKK 5,121,500,000, and adjusted for consolidated net interest bearing debt and normalised working capital in the Group as of the Locked Box Date, as further set out in Equity Bridge.
4.2 The Base Purchase Price is to accrue, and the Buyer shall in addition to the Base Purchase Price pay, an compounded and rolled-up interest rate of 2.5% p.a. calculated on the basis of days actually elapsed (based on 360 days per year) from (and excluding) the Locked Box Date until and including the Closing Date (the “Equity Ticker”) (the Base Purchase Price and the Equity Ticker together the “Purchase Price”).
4.3 The Purchase Price is not subject to any adjustment, save as set out in clause 17.4 and any deduction as a result of Leakage, if any, pursuant to clause 5.
5LEAKAGE
5.1 The Sellers (i) represent and warrant on a several (and not joint basis) that no Leakage has occurred from the Locked Box Date until the Signing Date and (ii) undertake to procure that, in the period from the Signing Date until the Closing Date, no Leakage will occur or be declared or agreed upon by the Group.
5.2 Prior to Closing, each of the Sellers' Representative and Bagger-Sørensen undertakes to notify the Buyer in writing as soon as practicable if the Sellers' Representative or Bagger-Sørensen becomes aware of a payment or transaction which constitutes or which will constitute, if made, a Leakage.

5.3 Each Seller undertakes (for itself only and not for or on behalf of any other Seller) on a pro rata basis in proportion to the benefit of such Leakage received by each of the Sellers and/or its respective Related Parties, as the case may be, to compensate the Group on a DKK 1 to DKK 1 basis for any Leakage on an after Tax basis (without application of the limitations stated in clauses 16 to 18), subject to clauses 5.4 - 5.5 below.
5.4 If the Buyer, within six (6) months after the Closing Date, identifies that Leakage has occurred during the period from the Locked Box Date until Closing, and no adjustment to the Purchase Price (or an insufficient amount was adjusted to the Purchase Price) in respect of such Leakage, the Buyer is entitled to deliver no later than seven (7) months after the Closing Date a written notice to the Sellers' Representative of any such Leakage, together with reasonable evidence of the Leakage ("Buyer’s Leakage Notice"). The Sellers will be deemed to have accepted such Buyer’s Leakage Notice – and the Sellers thereby agree within 30 Business Days to pay and/or provide payment of any Leakage received by it (which shall be deemed an adjustment of the Purchase Price) – except if the Sellers' Representative delivers a written notice to the Buyer disputing the relevant Leakage (a "Dispute Notice") within 45 Business Days of receipt of the Buyer’s Leakage Notice. Within such period, the Sellers' Representative may at the Sellers’ Representative’s costs reasonably request the Buyer to grant the Sellers' Representative and its advisors access to all information and documentation as well as to the Company's and the Subsidiaries’ management and accounting staff in relation to such Leakage subject to such access being within normal business hours and that the Buyer may refuse access to certain information if the Buyer reasonably believes that it may be used or disclosed in a manner having, or reasonably likely to have, a detrimental effect on the business interests of the Buyer or the Group or the extent such disclosure may in the opinion of the Buyer violate applicable Law.
5.5 If a Dispute Notice is delivered within the period set out in clause 5.4, the Sellers' Representative and the Buyer shall negotiate in good faith to agree the amount of the Leakage. If the Sellers' Representative and the Buyer do not agree on the amount of the Leakage within 20 Business Days of receipt of the Dispute Notice, the amount of the Leakage shall be determined by an internationally recognised auditing firm with no relations to the Majority Sellers nor the Buyer during the preceding 3 years, unless otherwise agreed by the Parties (the “Expert”). In the event the Parties cannot agree on the appointment of the Expert within 20 Business Days from expiry of the period for agreeing the amount of the Leakage, the Expert shall be appointed by FSR – danske revisorer at the request of either the Buyer or the Sellers' Representative.
5.5.1 The Expert shall (i) determine the amount of the Leakage, if any, within 20 Business Days of its appointment, (ii) be entitled to determine the procedure applicable to its determination in accordance with the terms of this Agreement, and (iii) act as expert only and not as arbitrator and shall not be competent to make decisions concerning the legal interpretation of the Agreement except with respect to this clause 5. The determination by the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties and not subject to arbitration, cf. clause 22.2. However, if the monetary value of the Leakage is in excess of DKK 10,000,000, each of the Sellers' Representative and the Buyer shall be entitled to have such disputed items settled by arbitration.

5.5.2 The Expert shall decide on the allocation of the Expert’s costs and expenses between the Buyer on the one side and the Sellers on the other side. The Expert shall take into consideration the degree to which the Expert's resolution on the disputed Items is in favour of the Parties' respective positions.
5.6 If one or more Leakage amounts are agreed or determined by the Expert in accordance with clause 5.4 prior to the Closing Date, the Parties agree that the consideration payable by the Buyer at Closing for the Shares shall be reduced by an amount equal to such Leakage plus interest on such Leakage calculated as an interest rate of 2.5% p.a. calculated on 360 days basis from the date of the relevant Leakage through to the Closing Date.
5.7 If Leakage is agreed or determined after the Closing Date, to the extent such Leakage is not already accounted for pursuant to clause 5.6, the Sellers shall pay to the Buyer, within five (5) Business Days of the agreement on or determination of the Leakage, the Leakage plus interest on such Leakage Amount calculated at an interest rate of 2.5% p.a. calculated on 360 days basis from the date of the relevant Leakage to the date on which the Leakage is paid. Any such payment by the Seller to the Buyer shall be deemed an adjustment of the Purchase Price.
6CONCLUSION OF AGREEMENT
6.1 As of the Signing Date, the Sellers' Representative has provided the Buyer with documentation evidencing:
(a)that the Persons executing the Agreement on behalf of the Majority Sellers are duly authorised to do so, see Schedule 6.1(a), and that the Majority Sellers have obtained all requisite corporate approvals for the execution and delivery of the Agreement by the Majority Sellers.
6.2 As of the Signing Date, the Buyer has provided the Sellers' Representative with documentation evidencing:
(a)that the Person(s) executing the Agreement on behalf of the Buyer is duly authorised to do so and that the Buyer has obtained all requisite corporate approvals for the execution and delivery of the Agreement by the Buyer, see Schedule 6.2(a);
(a)the Buyer’s ability to pay the Purchase Price and the Pay Off Amount, see Parent Company Letter attached as Schedule 6.2(b); and
(b)the Signing No Claims Declaration duly signed by the Buyer, see Schedule 6.2(c).

7PRE-CLOSING COVENANTS AND ACTIONS
7.1 Conduct of business between the Signing Date and Closing Date
7.1.1 The Sellers shall procure that from the Signing Date until Closing, the Group Companies shall operate in the Ordinary Course of Business. Subject to (i) matters Disclosed prior to the Signing Date, (ii) matters to which the Buyer or either of Bruno Chamielec or Yann Guerin consents in writing (such consent not to be unreasonably withheld or delayed), or (iii) mandatory legal or regulatory requirements, the Sellers shall for such period procure that each of the Group Companies:
(a)does not change or pass any shareholder or board resolution to change its Corporate Documents;
(b)does not create, grant or issue any right to subscribe for or acquire any of its equity securities;
(c)does not grant any Third Party Right or license over any of its material assets, including intellectual property rights, or give any material guarantee or indemnity which could involve an expenditure or liability in excess of DKK 1,000,000 or which in aggregate exceeds DKK 10,000,000, except for guarantees and indemnities given in the Ordinary Course of Business;
(d)maintains in all material respects the insurance policies on the existing terms and conditions, except in the Ordinary Course of Business;
(e)does not make any material change to the Accounting Principles or change the accounting reference period;
(f)does not make or change any material Tax election, change any annual Tax accounting period or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
(g)does not agree to any material change to or terminate of any Material Contract;
(h)enter into any agreement restricting its freedom to do business as, or where, it thinks fit;
(i)does not undertake, create, assume or settle, in part or in full, any loans, guarantees or other financial indebtedness above an amount of DKK 1,000,000 or, in aggregate, above an amount of DKK 10,000,000 and releasing, deferring and writing off such debt, except as a consequence of the transactions contemplated by this Agreement;
(j)does not enter into any other transaction which in the reasonable opinion of the Sellers will involve aggregate payments or otherwise have an aggregate negative cash effect for the Group in excess of DKK 10,000,000;

(k)does not change the employment terms of the Key Employees other than in the Ordinary Course of Business. For the avoidance of doubt, ordinary annual increases in salary to Key Employees as well as all other employees made in the Ordinary Course of Business with regard to level of increases shall not be restricted by this clause 7.1(k) to the extent Disclosed prior to the Signing Date;
(l)does not enter into any contract that would inhibit or impact on Closing, including in respect of the conditions listed in clauses 9.1(a) and 9.1(b);
(m)does not initiate, enter into or make any binding commitment to enter into any transaction or agreement with any customers or suppliers above a value of DKK 5,000,000 or, if part of several interlinked transactions or agreements, an aggregate value above DKK 10,000,000; and
(n)does not agree nor commit to do any of the foregoing.
7.2 The Sellers’ Representative shall (i) give to the Buyer full and timely details of any material changes in the business, financial position and/or assets of any Group Company, (ii) provide the Buyer with such material information about the Group and its operations as the Buyer may reasonably request from time to time, and (iii) consult with the Buyer in relation to any decision in the Group that is material to the short, medium and/or long term prospects of the business of the Group and shall make its reasonable efforts to take any relevant requests of the Buyer into account. The Parties agree and acknowledge that any such disclosure shall be made in accordance with applicable Law and accordingly agree that the obligations for the Sellers' Representative in the clause 7.2 shall not apply to the extent the disclosure of any such information to the Buyer would or is likely to violate any applicable Law in the reasonable opinion of the Sellers’ Representative after having obtained written external counsel advice if deemed reasonable by the Sellers' Representative.
7.3 Drag-along process
7.3.1 As of the Signing Date, the Agreement is executed by the Majority Sellers only and not by any Minority Shareholder.
7.3.2 The Sellers' Representative will procure that an exercise notice of the drag-along right set forth in clause 11.2 of the Co-Investor SHA is sent to each Minority Shareholder substantially in the form set out in Schedule 7.3.2 (the "Drag-Along Notice"), pursuant to which the Sellers' Representative will notify each Minority Shareholder of the Buyer's acquisition of their Shares on the terms set forth in this Agreement.
7.3.3 The Drag-Along Notice shall contain an acknowledgement form in the form set out in Schedule 7.3.3 (the "Drag-Along Acknowledgement"), pursuant to which each of the Minority Shareholders by executing acknowledge and accept that the Sellers' Representative exercises the drag-along right on as set out in the Drag-Along Notice pursuant to the Co-Investor SHA. The Drag-

Along Notice shall contain a request from the Sellers' Representative to each Minority Shareholder to execute and return the Drag-Along Acknowledgement to the Sellers' Representative within ten (10) Business Days from the date of receipt of the Drag-Along Notice. The Sellers’ Representative shall no later than on the first Business Day following expiry of the aforementioned ten (10) Business Days period inform the Buyer in writing of the status of Drag-Along Acknowledgements received and any outstanding acknowledgements not received from Minority Shareholders.

7.3.4 The Drag Along-Notice and the Drag-Along Acknowledgement shall be sent by the Sellers' Representative to each of the Minority Shareholders no later than 5 Business Days after the Signing Date. The Sellers' Representative shall no later than 2 Business Days after having sent the Drag-Along Notice and the Drag-Along Acknowledgement to each of the Minority Shareholders inform the Buyer hereof.
7.3.5 The Sellers’ Representative shall use best efforts to secure that all Minority Shareholders sign and deliver Drag-Along Acknowledgements for the purpose of ensuring that the Shares acquired by the Buyer from the Majority Sellers and Minority Shareholders at Closing pursuant to the terms of this Agreement represent a delivery by the Sellers of 100% of the outstanding Shares of the Company, save for the Treasury Shares.
7.3.6 [***].
7.4 Incentive program for management or other employees
7.4.1 In the period between Signing and Closing, the Buyer can determine the structure and setup of any potential incentive program for the Group's employees which may be implemented at or following Closing. The Buyer shall have reasonably access to the Key Employees and other selected employees of the Group as determined by the Buyer and approved by Peter Halling. The Sellers' Representative agrees to use reasonable efforts to accommodate reasonable requests from the Buyer in order to structure the management reinvestment programme, if any, in a tax efficient manner, including agreeing to any amendments to the Agreement required, provided that the aforementioned obligation does not result in any adverse consequences to any of the Sellers and/or the Group.
7.5 Assistance with change of control from Customers
7.5.1 Upon written request of the Buyer, the Sellers’ Representative shall use commercially reasonable efforts to ensure business continuity and smooth post-Closing Date operation for the Group’s customers as set out in Schedule 7.5.1 as such was planned by the Group prior to the Signing Date and to ensure that the Group holds any required meetings with the relevant contact persons at the Customers prior to Closing. Subject to the second sentence of clause 7.2, the Sellers’ Representative shall keep the Buyer duly informed of the development of any discussions with the Customers, including informing the Buyer of any concerns raised by the Customers and shall ensure that any replies or comfort provided by the Buyer in this regard are swiftly conveyed to such Customers.

7.5.2 The Sellers’ Representative shall use best efforts to obtain all required written consents and waivers from [***] in relation to any contractual rights [***] may have as a result of the change of control of the Group, including, as applicable, ensuring that the Group holds any required meetings with the relevant contact persons at [***] prior to Closing. The Sellers’ Representative shall keep the Buyer duly informed of the development of such discussions, including informing the Buyer of any concerns raised by [***] and shall ensure that any replies or comfort provided by the Buyer in this regard are swiftly conveyed to [***].
8COOPERATION COVENANTS
8.1 Competition and Foreign Direct Investment clearance and approval
8.1.1 The Parties' obligation to consummate the transactions contemplated by this Agreement is subject to all required clearances and approvals from (i) the Competition Authorities and (ii) all clearances and approvals required from the Foreign Direct Investment Authority having been obtained, or the applicable statutory waiting periods having elapsed on or before Closing or been terminated by the competent authority. The Parties shall use best endeavours to fulfil or ensure the fulfilment of the condition precedent in clauses 9.1(a) and 9.1(b).
8.1.2 Each Party undertakes to notify the other Party of any circumstances which will or may prevent the condition listed in clauses 9.1(a) and 9.1(b) from being satisfied on the Closing Date as soon as the Party in question becomes aware of such circumstances.
8.1.3 The Buyer shall use best efforts to investigate and discuss with the Foreign Direct Investment Authority whether or not the transactions contemplated by the Agreement are covered by the mandatory screening requirements for certain foreign direct investments with the view to as soon as possible conclude if a filing to the Foreign Direct Investment Authority is a legal requirement. The Buyer shall consult and inform the Sellers' Representatives of any discussions with the Foreign Direct Investment Authority and allow that representative of the Sellers' Representatives participates in any meetings and calls and receives copies of any written communication, and the Sellers’ Representative shall make itself readily available to participate in such meetings or calls and shall assist the Buyer in procuring without undue delay all relevant information.
8.1.4 The Buyer is responsible for submitting preliminary draft filings (or other relevant communications) to the Competition Authorities (other than the EU Commission and the UK Competition and Markets Authority) and the Foreign Direct Investment Authority as soon as reasonably possible (to the Competition Authorities no later than 20 Business Days after Signing and to the Foreign Direct Investment Authority no later than 30 Business Days after such time when it becomes possible to submit a filing (if no written confirmation from the Foreign Direct Investment Authority to the effect that the transactions contemplated by the Agreement are not covered by the mandatory screening requirements for certain foreign direct investments has been obtained before)) and shall provide the Sellers' Representative and its legal advisors with copies of such filings. A filing shall be submitted to (i) the EU Commission only if the transactions contemplated under this Agreement are referred to the EU Commission for review (and the Parties shall not seek or request any such reference); and/or (ii) the UK Competition and Markets Authority only if the UK Competition and Markets Authority opens an investigation into the transactions contemplated under this Agreement (or indicates that it intends to do so). The Buyer shall give the Sellers' Representative and its legal advisors reasonable opportunity to review, comment on and approve in writing, all documents to be filed with the Competition Authorities and the Foreign Direct Investment Authority (on a lawyer-to-lawyer basis if required). The Sellers' Representative shall without undue delay share all information relevant for the satisfaction of the condition listed in clauses 9.1(a) and 9.1(b) to the extent reasonably requested by the Buyer. All costs connected to the filings are held by the Buyer (except any reasonable costs incurred by the Sellers or the Sellers' Representative, including attorneys’ fees related to the satisfaction of the conditions listed in clauses 9.1(a) and 9.1(b)).

8.1.5 If a Competition Authority refuses to give clearances and approvals necessary to complete the transactions contemplated under this Agreement, the Buyer shall, and shall cause its Affiliates to, use all efforts and take all measures needed to resolve any such objections, challenges, concerns or required commitments so as to permit consummation of the transactions contemplated by this Agreement. This shall include, without limitation, the Buyer and the Buyer's Affiliates offering (i) any behavioural remedies and (ii) any structural remedies to sell or otherwise dispose of particular assets and/or withdraw from doing business in particular geographic areas. Nothing in this clause 8.1.5 shall require the Buyer to discuss or offer any such measures or commitments until such time as the Buyer considers appropriate and necessary in order to procure satisfaction of the condition listed in clause 9.1(a); provided, however, that the Buyer undertakes to make any offer for any such measures and commitments such that clearances and approvals can be obtained prior to the Long Stop Date.
8.1.6 The Buyer undertakes to use commercially reasonable efforts to ensure that the notifications delivered to a Competition Authority pursuant to clause 9.1(a) of this Agreement are pursued by such Competition Authority pursuant to simplified/abbreviated procedures.
8.1.7 The Sellers' Representative and its advisors shall be entitled to have access to and to assist the Buyer and participate in the preparation of any filings or submissions to, as well as in scheduled negotiations and meetings with, the Competition Authorities and the Foreign Direct Investment Authority (to the extent permitted by applicable Law) and shall make themselves readily available for such participation. To the extent permitted by applicable Law, all filings or submissions to the Competition Authorities or the Foreign Direct Investment Authority are to be reviewed and pre-approved by the Sellers' Representative prior to any filing or submission to the authorities, provided such review and approval are provided in a timely manner.
9CLOSING CONDITIONS
9.1 Subject to clause 10, the obligations of each Party to complete the Closing are subject to the fulfilment of the following conditions:

(a)the notifications required prior to Closing shall have been delivered to the Competition Authorities, and consents by the Competition Authorities under applicable Law prior to Closing must have been obtained, the applicable waiting period under applicable Law has lapsed or been terminated by the competent authority or the competent authority has confirmed in writing that no filing is required, as applicable;
(b)subject to clause 8.1.3, submission of the regulatory filings required prior to Closing shall have been made to the Foreign Direct Investment Authority, and the consents or clearances from the Foreign Direct Investment Authority which are required under applicable Law prior to Closing must have been obtained, or the applicable waiting periods under applicable Law having lapsed or been terminated by the competent authority, without such consents or clearances (i) requiring material new investments in production or supply capacity for the Group, the Buyer or the Buyer’s Affiliates; (ii) will have a material adverse effect to the Group as a whole, the Buyer or the Buyer’s Affiliates; or (iii) or limiting the Buyer’s ownership share in the Company or the Group or the Buyer’s right to participate in the management of the Group or its access to information on the Group; and
(c)no injunction, judgment, court order, or legal proceedings shall have been enacted, entered or enforced by any court or governmental or regulatory authority, which would prohibit or make illegal the consummation of the transactions contemplated by the Agreement.
9.2 Each of the Parties undertakes to disclose in writing to the other any circumstance or fact that will or is reasonably likely to prevent any of the conditions precedent from being satisfied as soon as reasonably practicable after such Party has become aware of such circumstance or fact.
10TERMINATION
10.1 The Agreement may be terminated at any time prior to Closing:
(a)if the conditions stated in clauses 9.1(a)-(c) have not been satisfied on the Long Stop Date;
(b)by the written agreement between the Buyer and the Sellers' Representative; and
(c)by the non-breaching Party in the circumstances set out in clause 11.6.
10.2 In case of termination of the Agreement in accordance with clauses 10.1(a)-(b), no Party shall have any Claim against the other Party in respect of the Agreement other than for Breach existing at the time of termination or for Breach of any of the provisions of the Agreement which survives its termination. Notwithstanding termination of the Agreement, the provisions of clauses 20, 22 and 23 shall remain in force between the Parties.

11CLOSING MECHANICS
11.1 Closing will take place at the offices of Accura Advokatpartnerselskab, Tuborg Boulevard 1, 2900 Hellerup, Denmark, on 6 October 2021, at 10:00 am CET, provided that if the Closing conditions stated in clause 9.1 have all been fulfilled or waived prior to such date, Closing must instead take place on the 10th Business Day after the last of such Closing conditions have been fulfilled or waived. If the Closing conditions stated in clause 9.1 have not been fulfilled or waived prior to such date, Closing must instead take place on the 10th Business Day following the date on which all the Closing conditions in clause 9.1 have been fulfilled or waived, or such other date as mutually agreed in writing by the Parties.
11.2 No later than 10 Business Days prior to the Closing Date, the Sellers' Representative must deliver to the Buyer:
(a)a certificate from the relevant lenders of the Secured Debt stating (i) the amounts and currency required to effect full prepayment of the Pay Off Amounts, and (ii) all payee account details as will be required by the Buyer to effect payment of the Pay Off Amounts in accordance with clause 11.5(a) and in a form acceptable to the Buyer acting reasonably, confirming finally and irrevocably and with binding effect each of the relevant lenders of the Secured Debt, that (iii) subject to performance of the payment instructions as set out in the certificate all Third Party Rights in respect of the Secured Debt shall be deemed to be fully and finally discharged and released;
(b)copies of the executed Drag-Along Acknowledgements(s) received from Minority Shareholders, and
(c)a draft of the Closing Memorandum.
11.3 At Closing, the Sellers' Representative must deliver the following:
(a)the Company's original register of shareholders evidencing that the Buyer has been duly entered as the owner of (i) all Shares owned by the Majority Sellers and (ii) all Shares owned by the Minority Shareholders free from any Third Party Rights;
(b)transcripts of the Company's subsidiaries’ registers of shareholders, share certificates or other similar documentation evidencing the Company’s full and unrestricted direct or indirect ownership to the shares and/or interests held by the Company directly or indirectly in each of the subsidiaries free and clear of any Third Party Rights;
(c)letters of resignation from the relevant members of the boards of directors of the Group Companies who are not elected by the employees of the Group Companies;
(d)releases of any Third Party Rights or other securities granted or accepted in relation to the Secured Debt and such releases to be conditional only on payment of the Pay Off Amounts in accordance with the notification pursuant to clause 11.2(a);

(e)deliver an electronic copy (USB) of the Due Diligence Information as of Signing;
(f)a written confirmation that a Bring Down of Disclosures has been performed and setting forth the results thereof;
(g)duly executed statement by the Sellers’ Representatives that no Leakage has occurred;
(h)the Closing Memorandum executed by the Sellers' Representative; and
(i)evidence of the authority of the Person(s) signing the Closing Memorandum on behalf of the Sellers' Representative.
11.4 At Closing, the Buyer must take the following actions and deliver the following:
(a)transfer the Pay Off Amounts to the accounts as notified by the Sellers' Representative to the Buyer pursuant to clause 11.2(a) in immediately available funds (i.e. with same day value);
(b)transfer the Purchase Price, less any Leakage Notified by the Sellers' Representative to the Buyer, if any, into the Sellers' Representative's Bank Account in immediately available funds (i.e. with same day value);
(c)Closing No Claims Declaration executed by the Buyer and delivered to the W&I Insurer in accordance with the W&I Insurance Policy;
(d)the W&I Insurance Policy duly signed by the W&I Insurer;
(e)the Closing Memorandum executed on behalf of the Buyer; and
(f)evidence of the authority of the Person(s) signing the Closing Memorandum on behalf of the Buyer.
11.5 The actions taken under clauses 11.3 and 11.4 will be considered to have been taken simultaneously, and none of the actions taken by one Party will be considered to have been taken until the actions to be taken by the other Party have also been taken.
11.6 If a Party fails to fulfil any of its obligations at Closing under clauses 11.3 and 11.4, such failure will be considered as a Breach to the effect that the other Party will become entitled
(a)to waive the deliverable by the non-complying Party with the effect that Closing may occur;
(b)to terminate the Agreement with immediate effect; and
(c)to be indemnified against its Loss from the Party in Breach (without application of the limitations stated in clause 17).

11.7 The Sellers’ acknowledge and accept that any amount paid by the Buyer to the Sellers under this Agreement shall be considered paid with releasing effect for the Buyer when paid or released to the Sellers’ Representative Bank Account. The Buyer shall in no event be liable for the distribution of any such amounts between the Sellers, and any claim from any Seller in this respect shall solely be a matter between the Sellers and the Sellers' Representative and of no concern to the Buyer.
12ACTIONS AFTER CLOSING
12.1 Discharge of liability and de-registrations
12.1.1 With reference to clause 11.3(c), the Buyer shall procure that the resigning board members of the relevant Group Companies are, to the fullest extent permitted by applicable Law, discharged from any and all liabilities (save for any liability related to criminal acts/omissions or caused by fraud or wilful misconduct) with respect to their administration of the affairs of the relevant Group Company up to Closing in connection with clause 12.1.2 or at the next annual general meeting of such relevant Group Companies if required by applicable Law.
12.1.2 The Buyer shall on the Closing Date in respect of the Company and if practically possible no later than 10 Business Days after the Closing Date in respect of the Subsidiaries provide the Sellers' Representative with documentation confirming that appropriate filings have been made with the Danish Business Authority and/or with the appropriate authority (to the extent such re-registration process exists) in the jurisdiction of any relevant foreign Subsidiary, as applicable, to de-register the relevant members of the board of directors of the Group Companies, as applicable, in accordance with clause 11.3(c).
12.1.3 The Buyer undertakes to as soon as possible provide the Sellers' Representative with evidence of such completed de-registrations and of the appointment of new members to the board of directors of the Group Companies to comply with any statutory requirements after having received confirmation of completion of such registrations from the Danish Business Authority and/or the appropriate authority.
12.1.4 The Buyer shall indemnify and hold harmless the resigning members of the board of directors of the Group Companies from any and all liability any of them may incur in such capacity arising from the period ending on the date the de-registration has been completed, except in the event of such Persons' fraud or criminal actions.
12.2 Mandatory filing with the Danish Public Register of Shareholders
12.2.1 The Buyer undertakes to procure that the relevant Group Company shall file and update the registrations with the Danish Public Register of Shareholders ("Det Offentlige Ejerregister") regarding ownership of the Shares. The Buyer undertakes to indemnify and hold harmless the Sellers from any and all claims or fines of whatever nature arising out of or imposed due to lack of filing of the Buyer as owner of the Shares, including any wrongful or late filing.

12.3 Directors' and officers' liability insurance
12.3.1 With effect from Closing, the Buyer shall ensure that each Group Company maintains in force a run-off coverage in a period of 5 years from the Closing Date regarding the directors' and officers' liability insurance covering the directors and officers of the Group who are resigning at Closing that is no less advantageous to such directors and officers than the directors' and officers' liability insurance policies maintained by the Group Companies as at the date of this Agreement.
12.4 Keeping of Books and Records
12.4.1 The Buyer shall ensure that each Group Company stores its bookkeeping records as required by the Danish Bookkeeping Act ("Bogføringsloven") or equivalent applicable Law in other jurisdictions. Provided the Buyer receives reasonable prior notice and subject to customary confidentiality undertakings, the Sellers’ Representative shall have reasonable access within normal business hours (9am-5pm CET) to the books and records of each Group Company solely related to the period prior to Closing to the extent that this is required by the Sellers in connection with preparation or review of accounts or Tax matters related to the Sellers or a Seller Related Party. The aforementioned books and records may if necessary be copied by such Seller subject to the confidentiality undertakings (as reasonably decided by the Buyer). Further, at the cost of the Seller in question and solely in connection with the aforementioned, the Buyer shall provide such Seller reasonable access within normal business hours (9am-5pm CET) to relevant employees (such relevance to be decided solely by the Buyer) of the Group Companies as reasonably requested in the prior notice. The Buyer may refuse access to certain information if the Buyer reasonably believes that it may be used or disclosed in a manner having, or reasonably likely to have, a detrimental effect on the business interests of the Buyer or the Group or to the extent disclosure of any such information to the Seller would or is likely to violate any applicable Law in the reasonable opinion of the Buyer after having obtained written external counsel advice if deemed reasonable by the Buyer.
12.5 Payment of Transaction Bonuses
12.5.1 The Buyer undertakes to procure that the Transaction Bonuses are duly and timely paid out by Fertin Pharma A/S to the relevant individuals in accordance with the terms of the transaction bonus agreements and as accounted for in the Equity Bridge.
13DUE DILIGENCE REVIEW
13.1 Prior to Signing, the Buyer and the Buyer's Advisors have conducted a due diligence review of the Group, including by way of review of the Due Diligence Information, as set out in Schedule 13.1(a), as well as other information Disclosed. Furthermore, the Buyer and the Buyer's Advisors have participated in the management presentation with the executive management and certain of the Key Employees in relation to the Group and its operations and have participated such other due diligence meetings and/or calls as set out in Schedule 13.1(b).

13.2 Certain information Disclosed contains forward-looking statements, including expectations, beliefs, intentions, budgets, forecasts or strategies relating to the future. They reflect historical or current views and assumptions with respect to future events and involve risks and uncertainties. Actual and future performance and results may differ materially from those contained in such statements, and such statements are not warranted or otherwise represented in the Agreement nor in any other agreements, documents or materials prepared by or on behalf of the Seller. The Buyer acknowledges and agrees that it is not relying on any express or implied representations or warranties, except as expressly set forth in the Agreement.
14WARRANTIES
14.1 Sellers' Warranties
14.1.1 The Sellers have made the Warranties stated in Schedule 14.1 to the Buyer, such Warranties being (i) the only representations or warranties given by the Sellers (except for the warranty in clause 5.1), and (ii) made as of the Signing Date and as of the Closing Date subject to the result of the Bring Down of Disclosures, except as otherwise explicitly stated in Schedule 14.1.
14.1.2 Except as regards the Sellers’ Fundamental Warranties, the Sellers are not liable for any Breach of the Sellers' Warranties to the extent it is included in the Bring Down of Disclosure (in respect of the Sellers’ Warranties repeated at Closing but without prejudice to the Warranties given at the Signing Date) or such Breach of the Sellers’ Warranties was either within the Buyer's Knowledge at the Signing Date and/or Disclosed.
14.2 Buyer's Warranties. The Buyer has made the following Warranties to the Sellers as of the Signing Date and as of the Closing Date:
(a)The Buyer is a corporation duly organized and validly existing under the laws of United States and has all necessary corporate power and authority to enter into the Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.
(b)The Buyer is entering into this Agreement on its own behalf and not as agent, intermediary, representative of, or otherwise on behalf of, any third party.
(c)There are no actions, claims, lawsuits, or other decision made by a court, arbitration tribunal or public authority against or involving the Buyer which individually or in the aggregate may affect the validity or enforcement of this Agreement or delay Closing or prevent the Buyer from consummating the transactions contemplated hereby and in the reasonable opinion of the Buyer, no circumstance exists which is reasonably likely to give rise to any of the foregoing.
(d)The execution and delivery by the Buyer of the Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby have all been duly authorized by all necessary corporate actions on the part of the Buyer, the Buyer's board of directors or any other Person related to the Buyer.
(e)The Agreement has been duly executed and delivered by the Buyer, and the Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally.
(f)The execution, delivery and performance by the Buyer of the Agreement does not and will not (i) violate, conflict with or result in the breach of the Buyer's Corporate Documents, (ii) violate or conflict with any, judgment, court order or other decision made by a court, arbitration tribunal or public authority against or binding upon the Buyer, (iii) conflict with or constitute a violation of any Law applicable to the Buyer, or (iv) conflict with or result in breach of any agreement to which the Buyer is a party or (v) subject to the satisfaction of clauses 9.1(a)-(b), require any consent, approval or licenses from or any filing with any public authority or any third party.
(g)By signing the Signing No Claims Declaration at Signing pursuant to clause 6.2(c), the Buyer confirms that it is not, except as specifically informed by the Buyer to the Seller, aware of any matters which constitute a breach of the Sellers' Warranties as at Signing.
(h)The Buyer has carried out due diligence on the matters covered by the Sellers' Warranties.
(i)The Buyer has available on Closing, all funds necessary to pay the Purchase Price and the Pay Off Amounts.
(j)The W&I Insurer will acknowledge and agree that it shall have no claims or any recourse against the Sellers and their respective Affiliates save where such Claim is the consequence of fraud or wilful misconduct by a Seller on or prior to Closing whatsoever in respect of Breach of Sellers' Warranties, in which case the liability for the Sellers shall be as set out in clause 16.1.
15TAX INDEMNITY
15.1 The Sellers shall procure that all outstanding and applicable Taxes attributable to the Group Companies relating to any income period up until Closing are and will be paid to Danish Tax Agency or any other public authority.
15.2 If the Group Companies shall pay further Taxes in respect of any income period up until Closing, including the Group Companies’ payment for any utilized tax losses, the Sellers shall compensate the Buyer correspondingly. For the avoidance of doubt but always subject to clause 15.3, the limitations and procedures in clauses 16 to 18 shall not apply to this compensation.
15.3 The Buyer shall make any and all compensation requests relating to this clause 15 exclusively under the W&I Insurance Policy, and the Buyer is not entitled to pursue any action against the

Sellers in respect of this clause 15, save for in case such compensation request is the consequence of fraud or wilful misconduct by the Sellers on or prior to Closing and always subject to clause 17.2. Consequently, the Sellers are not liable for and the Buyer has irrevocably and unconditionally released the Sellers of any and all liability for any breach of this clause 15. The Buyer accepts that in the event no W&I Insurance Policy is taken out or the W&I Insurance Policy is terminated for whatever reason, the Sellers shall have no liabilities with respect to this clause 15, save in the event of fraud or wilful misconduct.
16THE SELLERS' LIABILITY TO COMPENSATE THE BUYER
16.1 In the event of any Breach by the Sellers of the Agreement, the Sellers must indemnify and hold the Buyer harmless against and from any Loss in accordance with the general rules of Danish Law, subject to the limitations stated in clauses 16 and 17. Each Seller's obligation to indemnify the Buyer shall be several and not joint. Accordingly, in the event that more Sellers are liable pursuant to the terms of this Agreement, each such Seller shall be severally liable towards and shall indemnify the Buyer according to each such Seller's pro rata ownership of the Shares. If there is any Claim caused by fraud or wilful misconduct by a Seller, only the Seller that has actually committed such Breach shall be (severally) liable.
16.2 The Sellers shall each be entitled at their sole cost and expense to remedy a Breach within 20 Business Days after receipt of the Buyer's Notice of the Claim if the matters or circumstances constituting the basis for a Breach in the Sellers' Representative's reasonable opinion are capable of being remedied, and the Claim and the Breach will cease to exist in whole or in part if the Sellers remedy the Breach in full before expiry of this deadline.
16.3 Notwithstanding anything herein to the contrary, the Sellers shall not be liable for (i) any indirect or consequential loss (indirekte tab og følgeskader), including loss of profit, other than any reasonably foreseeable indirect loss, or (ii) any Loss to the extent any specific allowance, reservation or write-off has been made or provisioned for in the Equity Bridge or the Locked Box Accounts.
16.3.1 The effect of any Loss on any Tax asset of the Group (by reducing the Buyer's or any Group Company's possibility to utilise such Tax asset) is not to be considered a Loss under the Agreement.
16.3.2 When calculating a Loss, the Buyer must take into account any amount and any benefit that the Buyer or a Group Company has received or at the time of calculating the Loss is legally entitled to receive from a third party as a result of the Breach or the Loss, and any such amount and benefit must be set off against the Buyer's Claim, including (i) any net Tax benefit that the Buyer or a Group Company has received or is at the time of calculating the Loss legally entitled to receive as a result of such Breach or Loss and (ii) any insurance payment or benefit that the Buyer or a Group Company has received or is at the time of calculating the Loss legally entitled to receive in respect of such Loss (or would have been legally entitled to receive under the insurance policies in place at the Closing).

16.3.3 Any loss will not be considered a Loss under the Agreement (a) to the extent that it is caused or increased as a direct result of wilful acts or omissions of the Buyer or any Group Company after Closing (other than any acts or omissions carried out (i) in the Ordinary Course of Business prior to Closing (provided that nothing in this clause shall limit the Buyer’s obligation to mitigate Loss pursuant to clause 16.4 upon the Buyer becoming aware that to continue with such act or omission would cause or increase a Loss) or (ii) pursuant to the requirements of any mandatory Law or (iii) legally binding obligation created on or before Closing) or (b) to the extent that it would not have arisen but for changes in Laws, regulations or practices of any governmental authority not finally enacted and published on the Closing Date.
16.4 The Buyer is required to mitigate any Loss in accordance with the general rules of Danish Law. In furtherance of the foregoing, the Buyer undertakes and agrees to use reasonable efforts to recover from a third party any Loss for which an indemnity payment hereunder may be due. If the Buyer receives payment from a third party in respect of a Loss subsequent to an indemnification payment by the Sellers against which the Sellers have already indemnified the Buyer, the Buyer shall within 10 (ten) Business Days after receiving such payment reimburse the Sellers up to the amount paid by the Sellers in indemnification hereunder less reasonable expenses (including advisor fees incurred by the Buyer in pursuit of the recovery from such third party).
16.5 The Buyer shall not be entitled to make a Claim against the Sellers to the extent that such Loss has been taken into account in the Buyer’s determination of the Base Purchase Price and to the extent such Loss was Disclosed and taken into account in the Equity Bridge or the Locked Box Accounts, i.e. no double-dipping.
17LIMITATIONS
17.1 Subject to clauses 17.2 and 17.3, the Buyer shall make any and all Claims relating to any Breach by the Sellers of any of the Sellers' Warranties exclusively under the W&I Insurance Policy, and the Buyer is not entitled to pursue any action against the Sellers in respect of any Breach of any of the Sellers' Warranties save for in case such Claim is the consequence of fraud or wilful misconduct by the Sellers on or prior to Closing. Consequently, the Sellers are not liable for and the Buyer has irrevocably and unconditionally released the Sellers of any and all liability for any breach of the Sellers' Warranties, except as explicitly set out in this Agreement. For the avoidance of doubt, in the event of Breach of the Sellers' Warranties repeated at Closing other than a Breach of Fundamental Warranties, occurring in the period between the Signing Date and the Closing Date, the Sellers shall incur no liability for such Breach. The Buyer accepts that in the event no W&I Insurance Policy is taken out or the W&I Insurance Policy is terminated for whatever reason, the Sellers shall have no liabilities with respect to the Sellers' Warranties, save in the event of fraud or wilful misconduct or a Breach of the Sellers’ Fundamental Warranties. The Buyer also undertakes and covenants with the Sellers that it must not knowingly (i) take or omit to take any action which has the effect of invalidating the W&I Insurance Policy (or any Claim to which the W&I Insurance Policy relates) or (ii) amend, vary or terminate the Insurance Policy without the prior written approval of the Sellers' Representative.

17.2 In the event of a Breach by the Sellers as a consequence of fraud or wilful misconduct, the Sellers, as applicable, undertake to indemnify the Buyer by payment of damages to the Buyer in accordance with the general principles of Danish Law except the Buyer is not entitled to terminate (hæve) the Agreement; provided, however, that (i) a Claim on the basis of fraud or wilful misconduct by one or more Sellers can only be directed against the Seller(s) having acted fraudulently or having wilful misconducted and (ii) only the Seller(s) having acted fraudulently or wilful misconducted will be severally (and not jointly) liable for the aforementioned Claim.
17.3 In the event of a Breach of any of the Sellers' Fundamental Warranties by a Seller, and to the extent that the Loss (or any part of the Loss) for such Breach is not recoverable under the W&I Insurance (regardless of whether such inability to recover under the W&I Insurance is due to limitation in coverage, limitations in the policy period or monetary limitations / thresholds or any other requirement or limitation in the W&I Insurance), such Seller in breach of the Sellers' Fundamental Warranties undertakes to severally (and not jointly) indemnify the Buyer by payment of damages to the Buyer in accordance with the general principles of Danish Law subject to clauses 17.5 and 18 and to the effect that the relevant Seller’s liability for such Seller’s Breach of the Sellers’ Fundamental Warranties shall be capped to such Seller’s pro rata portion of the Purchase Price.
17.4 Any amount of indemnification paid by the Sellers to the Buyer under the Agreement shall be regarded as a reduction of the Purchase Price.
17.5 After Closing, the rights described in clauses 15, 16, 17 and 18 (and clause 23.5) are to be the Buyer's exclusive remedy for Breach. Except for the situations described in clause 10, the Buyer is not entitled to terminate (hæve) the Agreement or demand a proportionate reduction of the Purchase Price (forholdsmæssigt afslag).
17.6 To the extent the Buyer will enforce a Claim for Breach, the Buyer is to seek its remedy against the Sellers, exclusively under the provisions of the Agreement and accordingly, except in case of fraud or wilful misconducted, the Buyer expressly waives any right to claim damages from any employee or member of management of the Sellers or an Affiliate of the Sellers or from the present or former members of the board of directors of a Group Company with respect to any act or omissions of such Persons, in each case, in their aforementioned capacities prior to the Closing Date.
18CLAIMS PROCEDURE
18.1 The Sellers shall have no obligation to indemnify the Buyer's Loss in respect of a Breach unless the Buyer gives Notice to the Sellers Representative (in accordance with clause 23.1) promptly and in any event within 20 Business Days after the Buyer obtains Actual Knowledge (as defined in the W&I Insurance Policy) of the events or circumstances giving rise to the Claim. The Buyer's Notice must include (i) a reasonably detailed description of the Claim, (ii) its actual and legal basis and (iii) a calculation of the Loss or the estimated Loss together with reasonable supporting documentation.

18.2 The Sellers Representative shall have a period of 20 Business Days from receipt of the Notice of Claim to dispute such Claim by providing Notice in accordance with clause 23.1 to the Buyer that a Seller disputes such Claim.
18.3 If the Sellers Representative provides timely Notice that it disputes such Claim, in full or in part, the Buyer may request arbitration in accordance with clause 22.2 and, if it so requests, shall serve its written complaint (klageskrift) on the relevant Sellers within 6 months after the Buyer has received Notice that the Sellers’ Representatives on behalf of the Sellers disputes the Claim. If the written complaint is not served within such period, the Sellers will be released from any and all obligations to indemnify the Buyer against the Loss arising from the Claim in question or any other alleged Loss based on substantially the same events or circumstances.
18.4 If the grounds for a Claim arise as a result of, or in connection with, a claim by, or alleged liability to, a third party (a "Third Party Claim"), the Sellers Representative shall be entitled to participate in the defence of any Third Party Claim and shall with the Buyer’s prior written consent, subject to the limitations set forth in this clause, be entitled to control and appoint lead counsel for such defence, in each case at its own expense. If the Sellers Representative is allowed to assume control of the defence of any Third Party Claim in accordance with the provisions of this clause 18.4, (i) the Sellers Representative is to obtain the prior written consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim. For the avoidance of doubt, the Buyer shall always be entitled to participate in the defence of any Third Party Claim and to employ separate counsel of its choice for such purpose at its own expense.
18.5 Each Party shall cooperate, and cause its Affiliates to cooperate, in the defence or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
18.6 If the Sellers Representative chooses not to take over the conduct of the defence of the Third Party Claim, the Buyer must keep the Sellers' Representative informed on an on-going basis of any significant developments in the matter.
18.7 Clauses 18.4 to 18.6 shall not apply to a Third Party Claims which is covered in full by the W&I Insurance Policy. Further, and without limiting the foregoing, for Loss insured under the W&I Insurance Policy, the obligations of the Buyer under clause 18 shall only apply to the extent not prohibited by the terms of the W&I Insurance Policy taken out by the Buyer, and the conduct rights of the W&I Insurer under the W&I Insurance Policy shall prevail over the rights of the Sellers' Representative under clause 18 to the extent of any conflict.
19RESTRICTIVE COVENANTS
19.1 During a period of 2 years from the Closing Date, each of Bagger-Sørensen, and each of Claus Bagger-Sørensen and Steen Bagger-Sørensen undertakes to not, and undertakes to ensure that Bagger-Sørensen’s Affiliates and Related Parties shall not, directly or indirectly, including by operation of any entity or as a consultant or board member, continue to be or be engaged, economically interested or involved in (or involved through an ownership interest in entities involved in) in any capacity whatsoever (except for shareholdings in publicly traded companies which do not exceed 5% of such company's publicly traded share capital) in any business that competes with the Group (assessed against the business of the Group as at the Closing Date).

19.2 As from the Closing Date and for a period of 3 (three) years’ thereafter, the Majority Sellers, shall abstain, and Bagger-Sørensen shall ensure that Bagger-Sørensen’s Affiliates and Bagger-Sørensens’ Related Parties abstain, from soliciting, enticing or persuading, or attempting to solicit, entice or persuade, any of the Key Employees as at the Closing Date to become employed by any of the Majority Sellers, Bagger-Sørensen’s Affiliates or Bagger-Sørensens’ Related Parties or by a third party and from entering into consultancy agreements or similar arrangements with any such individuals provided however that the period shall be 6 (six) months for any such Persons who are considered to be salaried employees (in Danish: “lønmodtager”) under the Danish Act on Restrictive Covenants (in Danish: “jobklausulloven”) as set in the definition of the Key Employees
19.3 Bagger-Sørensen and each of Claus Bagger-Sørensen and Steen Bagger-Sørensen agrees that in the event of breach of clause 19.1 which is not remedied (if capable of being remedied) within 15 Business Days after notice hereof has been given by the Buyer, the relevant Person in Breach shall, in addition to any other relief including claim for damage that may be available to the Buyer, be obliged to pay to the Company or the Buyer, at the sole discretion of the Buyer, liquidated damages of DKK 3 million for each violation. In the event that a violation is an on-going activity, the relevant amount is payable for each week that has begun since the breach has been notified by the Buyer. Payment of liquidated damages shall not relieve any of Bagger-Sørensen or Claus Bagger-Sørensen and Steen Bagger-Sørensen (or any of its permitted assignees) from their obligations pursuant to this clause 19.
19.4 The Majority Sellers agree that in the event of any Breach of clause 19.2 which is not remedied (if capable of being remedied) within fifteen (15) Business Days after notice hereof has been given by the Buyer, the Majority Seller in Breach shall, in addition to any other relief including claim for damage that may be available to the Buyer, be obliged to pay to the Company or the Buyer, at the sole discretion of the Buyer, liquidated damages of DKK 250,000 for each violation. In the event that a violation is an on-going activity, the relevant amount is payable for each week that has begun since the breach has been notified by the Buyer. Payment of liquidated damages shall not relieve any of the Majority Sellers (or any of its permitted assignees) from their obligations pursuant to this clause 19.
19.5 The restriction in clause 19.1 shall not limit Bagger-Sørensen, Bagger-Sørensen’s Affiliates nor Bagger-Sørensen's Related Parties Claus Bagger-Sørensen or Steen Bagger-Sørensen's current related activities as conducted or as Disclosed on the Signing Date as further specified in in Schedule 19.5.

20CONFIDENTIALITY AND PUBLICATION
20.1 The Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing the Agreement, including all information relating to (i) the terms of the Agreement; and (ii) all information concerning the other Party, and (in respect of the Sellers only) the Group.
20.2 Notwithstanding clause 20.1, the Buyer and the Majority Sellers will issue their respective press releases set forth in Schedule 20.2. Further, and in accordance with the rules of the U.S. Securities and Exchange Commission, upon the execution of this Agreement, Philip Morris International Inc. is required to disclose the agreement within four business days after the execution thereof by the Parties. The Sellers acknowledge these legal requirements and the Sellers’ Representative agrees to work in good faith with Philip Morris International Inc. to issue such disclosure, should Philip Morris International Inc. require any such assistant from the Sellers’ Representative.
20.3 Notwithstanding any other provisions of this clause 20, either Party may disclose any such confidential information if and to the extent:
(a)required by applicable Laws;
(b)required by any securities exchange or regulatory or governmental body to which that Party is subject, including a relevant stock exchange;
(c)required pursuant to an order by a court of competent jurisdiction;
(d)required for the purpose of any Claims;
(e)required by the W&I Insurer, any other insurer sitting excess of the W&I Insurer with respect to the W&I Insurance Policy or broker under the W&I Insurance Policy;
(f)required for the purpose of fulfilling the condition precedent in clauses 9.1(a) and 9.1(b);
(g)to its professional advisers and auditors, subject to a duty of confidentiality to the disclosing party and who are made aware of the confidential nature of the information disclosed;
(h)to ultimate (direct or indirect) LP investors or Affiliates, subject to a duty of confidentiality to the disclosing party and who are made aware of the confidential nature of the information disclosed;
(i)required (and if so, on a strictly need to know basis) by the Buyer's and/or the Group's financing sources;
(j)the Buyer and/or the Majority Sellers, as the case may be, has given prior written consent to the disclosure; or

(k)the disclosure is made by a Seller to any manager of an EQT-branded fund, EQT Partners AB (and any of its subsidiaries), and their respective directors, officers and employees.
21ASSIGNMENT
21.1 Neither this Agreement nor any rights or obligations pursuant to this Agreement are assignable by any Party without the prior written consent of the other Party, except that:
i.the Majority Sellers shall have the right to assign their rights and obligations to an Affiliate, provided that the Majority Sellers, remain liable for all obligations of the assignee under the Agreement and subject to the Buyer's consent (such consent not to be unreasonably withheld, conditioned or delayed);
ii.the Buyer shall have the right to assign its rights and obligations to an Affiliate, provided that the Buyer remains directly liable for all obligations of the assignee under the Agreement and subject to the consent of the Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed);
iii.after Closing, the Buyer shall have the right to assign any and all of its rights to any lender and/or third party financer, including a syndicate of lenders and any security agent acting for and on behalf of such syndicate which is making financing available for the purposes of financing the transactions contemplated by this Agreement. Notwithstanding any such assignment in security, the Sellers may deal with the Buyer in connection with all maters arising under this Agreement (unless the Sellers receive written notice of enforcement of the relevant security interest).Within 5 Business Days after any assignment by the Buyer in accordance with this clause 21.1(iii), the Buyer shall give written notice of the assignment to the Sellers' Representative, such notice to contain the full details of the assignment.
21.2 If an assignment is made in accordance with this clause 21, the liabilities of the Sellers under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred unless such greater liability is directly attributable to any assignment by the Majority Sellers under this clause.
22GOVERNING LAW AND DISPUTES
22.1 The Agreement is governed by and will be interpreted in accordance with Danish Law, excluding its conflicts of law rules.
22.2 Any dispute arising out of the Agreement, including any dispute concerning its existence or validity that cannot be settled amicably between the Parties must be submitted to the Danish Institute of Arbitration (Danish Arbitration) for final and binding decision. The Danish Institute of Arbitration will apply the rules of procedure in force when the application for arbitration is submitted.

22.3 The Buyer on one side and the Sellers' Representative on the other side will each appoint 1 arbitrator. The Danish Institute of Arbitration will appoint 1 further arbitrator who will act as the chairman of the arbitration tribunal. If a Party fails to appoint an arbitrator within 30 Business Days of submitting an application for arbitration or of receiving Notice of arbitration, the Danish Institute of Arbitration will also appoint that arbitrator.
22.4 The arbitration proceedings will take place in Copenhagen and the language of the proceedings will be English.
22.5 The Parties are not entitled to disclose any confidential information relating to the arbitration proceedings to any third party, including information on any decision or arbitration award, unless the other Party has consented in writing to such disclosure. However, either Party is entitled to disclose information relating to the arbitration proceedings to a third party if such disclosure is made to protect its interests in relation to the other Party or to comply with current legislation or public authority decisions, or if such disclosure is required under any listing agreements.
22.6 This clause 22 shall not prevent the Buyer from seeking injunctive relief or similar interim remedies without having to provide collateral.
23OTHER PROVISIONS
23.1 Any Notice to be given under the Agreement must be in writing, in the English language and delivered by hand or sent by registered mail or by email to the addresses stated in Schedule 23.1.
23.2 If the Parties agree to amend the Agreement, such amendment must be made in a writing signed by all Parties.
23.3. Unless otherwise explicitly stated in the Agreement, each Party will pay its own costs relating to the negotiations, drafting and conclusion of the Agreement and the fulfilment of the obligations of the Agreement (including all fees for its own legal, financial or other advisors), it being understood that all transaction costs initiated by Sellers' Representatives shall be borne pro rata by the Sellers according to shareholding and that such costs shall never be paid by Buyer. Notwithstanding the foregoing, the Buyer shall pay any and all costs and expenses in connection with any filings or similar with any Competition Authority of Foreign Direct Investment Authority (except for costs incurred by Sellers, including attorneys’ fees related to the filing with the Competition Authorities or Foreign Direct Investment Authority which shall be solely for the Sellers’ own account) as stated in clause 8, and the W&I Insurance, including without limitation any broker's fee payable to any W&I Insurance broker and any underwriting fee payable to the W&I Insurer, however, excluding any costs to the Sellers, the Sellers' advisers and the Group.
23.4 If any term, provision, covenant or restriction of the Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Buyer and the Sellers shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

23.5 The Parties agree that irreparable damage would occur if any provision of the Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent Breach of the Agreement or to enforce specifically the performance of the terms and provisions hereof.
The Agreement has been executed in 1 copy, of which each of the Buyer and the Majority Sellers having received 1 copy.

SIGNATURE SHEETS FOLLOW

SIGNATURE SHEET FOR SHARE SALE AND PURCHASE AGREEMENT (1/3)

For and on behalf of the Buyer: /s/ Bruno Chamielec ____________________________ Bruno Chamielec	/s/ Denis Tikhonov ____________________________ Denis Tikhonov

SIGNATURE SHEET FOR SHARE SALE AND PURCHASE AGREEMENT (2/3)

For and on behalf of the Sellers' Representative as a Seller and as the Sellers’ Representative: /s/ M.L. van Dam ____________________________ By: M.L. van Dam Title: Director	/s/ L.A. L Larsson ____________________________ By: L.A.L Larsson Title: Director
For and on behalf of Bagger-Sørensen: /s/ Steen Bagger-Sørensen ____________________________ Steen Bagger-Sørensen	/s/ Claus Bagger-Sørensen ____________________________ Claus Bagger-Sørensen

SIGNATURE SHEET FOR SHARE SALE AND PURCHASE AGREEMENT (3/3)

For the Restricted Persons as regards clause 19 (restrictive covenants):

For and on behalf of Bagger-Sørensen: /s/ Steen Bagger-Sørensen ____________________________ Steen Bagger-Sørensen	/s/ Claus Bagger-Sørensen ____________________________ Claus Bagger-Sørensen
Personally: /s/ Claus Bagger-Sørensen ____________________________ Claus Bagger-Sørensen	Personally: /s/ Steen Bagger-Sørensen ____________________________ Steen Bagger-Sørensen

SCHEDULE 14.1 – SELLERS' WARRANTIES

The terms and expressions in this Schedule 14.1 shall be construed as having the meaning attributed to them in the Agreement.

In addition, the following terms and expressions shall have the following meanings:

Appendix	any appendix to this Schedule 14.1.
Anti-Corruption Laws	corruption or anti-bribery Laws, rules or regulation of any jurisdiction, including, without limitation, the Danish Penal Code Consolidated Act no. 1156 of 20 September 2018 (as amended), the U.S Foreign Corrupt Practices Act of 1977 (as amended), the Canadian Corruption of Foreign Public Officials Act (as amended), the United Kingdom Bribery Act of 2010 (as amended), the Indian Prevention of Corruption Act, 1988 (as amended) and any legislation implementing or issued pursuant to the above, including any Laws, statutes, regulations and rules issued by any governmental authority of similar purpose and scope.
Anti-Money Laundering Laws	Anti-Money Laundering Laws as set out in section 18.8.
Governmental Entity	any supranational, foreign, domestic, regional, territori-al, municipal, county, district, local or other governmen-tal, administrative or regulatory authority or agency, including any court, ministry, department or any subdi-vision thereof or any other supranational, governmental or regulatory authority, body, department or organisation, including the European Union.
Governmental Official	any governmental official including any officer or employee of a foreign government or government-controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office.
IPR	any and all patents, patent applications, unfiled patent inventions or invention disclosures (whether or not patentable), utility models, trademarks, service marks, trade dress, and rights in logos and get up, trade names, business or domain names (including any and all goodwill associated with or attached to any of the foregoing), copyrights (including rights in computer software) and moral rights, registered designs, design patents, rights in designs and software, database rights, semi conductor
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topography rights, and trade secrets, Know-How and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, in each case whether enforceable, registered or unregistered and including applications for the grant or registration, all renewals, divisionals, continuations, continuations-in-part, re-issues, extensions or any of the foregoing.
Know-How	paper, manufacturing techniques or processes, equipment settings or configurations, material handling or processing techniques or understanding, clinical testing data, consumer testing data, electronically stored data, magnetic media, film and microfilm or any other tangible form containing drawings, formulae, test results, reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures or any other technical, industrial and commercial information and techniques (in tangible form), including any of the foregoing that (i) falls under applicable statutory definitions of a “trade secret” or (ii) from which the proprietor derives commercial benefit or value because the information is secret or (iii) that the proprietor treats with reasonable secrecy provisions as if it were a trade secret.
Leased Real Property	as set out in section 8.4.
Management Reports	the unaudited monthly management reports of the Group Companies for the period from April 2021 to May 2021.
Material Contract	as set out in section 7.1.
Owned Real Property	as set out in section 8.1.
Sanctions and Trade Control Rules	as set out in section 18.1.
Software	any and all software and related intellectual property rights, including but not limited to source code, object code, copyright, know-how, database rights and other codes, however, excluding IPR.

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1Authority
1.1 The execution and delivery of the Agreement and the consummation and performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions, if any, on the part of each Seller.
1.2 As of the Signing Date and Closing Date with respect to the Majority Sellers and as of the Closing Date by way of the execution of the Drag-Along Acknowledgement or otherwise with respect to the Minority Shareholders, the Agreement has been duly executed and delivered by each of the Sellers and, assuming the due authorisation, execution and delivery of the Agreement by the Buyer, the Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against a Seller in accordance with its terms.
1.3 As of the Signing Date and Closing Date with respect to the Majority Sellers and as of the Closing Date with respect to the Minority Shareholders, the execution, delivery and performance by a Seller of the Agreement does not (i) violate, conflict with or result in the breach of a Seller's Corporate Documents, (ii) violate or conflict with any judgment, court order or other decision made by a court, arbitration tribunal or public authority against or binding upon a Seller, (iii) conflict with or constitute a violation of any Law applicable to a Seller, or (iv) conflict with or result in breach of any agreement to which a Seller is a party.
1.4 There are no actions, claims, or other proceedings or investigations pending or, to the Sellers’ Knowledge, threatened against the Sellers which may affect the validity of the Agreement or prevent either of the Sellers from consummating the transactions contemplated by the Agreement.
2The Company and the Subsidiaries
2.1 The Company is duly organized and validly existing under Danish Law.
2.2 The Company has no subsidiaries other than the Subsidiaries as listed in Appendix 1.1(c) to the Agreement and except as Disclosed neither the Company nor the Subsidiaries have any ownership in any shares or other securities issued by any undertaking. Except as Disclosed, the Group Companies have no branch, place of business or permanent establishment outside Denmark.
2.3 Except as Disclosed [***], the Company directly or indirectly has legal title to the entire shareholding of the Subsidiaries which are free from any Third Party Rights as of the Closing Date.
2.4 Except as Disclosed [***], no demand exists for the issuance of shares, call options, warrants or other right to purchase shares or other securities in any Group Company.
2.5 The Subsidiaries are duly incorporated and organized, validly existing and registered under the applicable Laws of their respective countries of incorporation with the relevant authorities and have full corporate power to carry their business as such business is currently conducted.
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2.6 Except as Disclosed [***], corporate documents and all corporate books and records required to be maintained by each Group Company are in all material respects maintained in accordance with applicable Law, and are in the possession or under the control of the relevant Group Company.
2.7 Except as Disclosed [***], corporate documentation which any of the Group Companies are required by applicable Law to file with or deliver to any registrar or governmental authority has been correctly completed and duly filed and delivered.
2.8 None of the Group Companies have entered into liquidation, whether voluntary or compulsory, are insolvent, have suspended payments or taken any similar action in consequence of insolvency, and no Group Company or any third party has filed or to the Sellers’ Knowledge, threatened to file an application for such action.
3The Shares
3.1 Each Seller is the sole legal owner of the Shares listed against its name in the Company's register of shareholders as Disclosed and are capable at Closing of transferring legal title to the Shares to the Buyer free and clear from any and all Third Party Rights.
3.2 The Shares and the Treasury Shares constitute the entire share capital of the Company and the share capital is fully paid up.
3.3 As of Closing, the Shares and the Treasury Shares are free from any Third Party Rights, including encumbrances, easements and restrictive covenants whatsoever.
3.4 The Shares, the Treasury Shares and the shares of the Subsidiaries are the only issued and outstanding shares of the Company and the Subsidiaries, respectively, and are each duly authorized, validly issued and fully paid. No agreement or commitment exists for the allotment or issue of shares or securities convertible into shares or equity of the Company or of Subsidiaries, except as Disclosed [***], and no agreement or commitment exists for the transfer of, or any security right or interest in or over, any of the Shares or the shares of the Subsidiaries, except as Disclosed [***].
3.5 Except as Disclosed [***], neither the Company, the Sellers nor any third party is entitled or obliged under any agreement or unilateral document relating to rights in existing or future ownership interests in the Company or the Subsidiaries, as the case may be.
4Accounts, books and records
4.1 The Annual Report has been prepared in accordance with applicable Law and the Accounting Principles as reflected in the Annual Report, respectively, have been approved and audited and, to the extent required, submitted to relevant governmental authorities in accordance with applicable Law.

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4.2 The Subsidiaries’ annual reports for the financial year 2020 have been prepared in accordance with applicable Law and give a true and fair view (in Danish: “retvisende billede”) of the profits or losses, the results of operation, the financial position, the state of affairs, the assets and the liabilities of the Group as of and for the period ending on the Accounts Date.
4.3 The Annual Report has been prepared on a basis consistent with that applied in previous accounting years in accordance with the Accounting Principles and give a true and fair view (in Danish: retvisende billede) of the profits or losses, the results of operation, the financial position, the state of affairs, the assets and the liabilities of the Group as of and for the period ending on the Accounts Date. The Annual report have as the Accounts Date made provisions for all actual and contingent liabilities and financial commitments of the Group Companies in accordance with applicable Law and the Accounting Principles.
4.4 The accounting and bookkeeping material of the Group is in all material respects up-to-date and contains reasonably complete details of the business activities of the Group and kept and maintained accordance with applicable Law, and all entries to the bookkeeping material of any Group Company required to be made pursuant to applicable Laws, regulations or the Accounting Principles have been made.
4.5 The Locked Box Accounts have been derived from the books and records of the Company and have in all material respects been prepared applying the Accounting Principles having regard to the purpose for which they have been prepared. The Locked Box Accounts reasonably accurately reflect (i) the Group's assets, liabilities, result and financial position as at the Locked Box Date and (ii) the profit and loss statement and cash flow of the Group for the accounting period to which they relate, taking into account that they have not been subject to an independent audit. The Locked Box Accounts have in all material respects as of the Locked Box Date made provisions for all actual and contingent liabilities and financial commitments of the Group Companies in accordance with applicable Law and the Accounting Principles.
4.6 The Management Reports have been derived from the books and records of the Group in order to provide a reasonably accurately understanding of the trading, condition and financial position of the Group for the period covered by the Management Reports compared to the Group's budget for the same period, and has been prepared in a manner consistent with past practice and in all material respects applying the Accounting Principles (unless otherwise stated therein) in accordance with past practice, having regard to the purpose for which the Management Reports have been prepared and taking into account that it is not the subject of an independent audit. The Management Reports have been prepared solely for internal purposes. The profit and loss statements, balance sheet and cash flow statement included in the Management Reports reasonably accurately reflect the financial positions, financial performance or cash flows of the Group as of the date to which they were made up or the profit or losses for the accounting period to which they relate, having regard to the purpose for which the Management Reports have been prepared and taking into account that it is not the subject of an independent audit.
4.7 Since the Accounts Date, no Group Company has undertaken any off balance sheet liabilities, which in their nature would have qualified for disclosure in the Annual Report in accordance with the accounting principles specified therein had they been undertaken at that time. The result
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shown in the Locked Box Accounts is not affected by any unusual, extraordinary or non-recurring items not specified in the Locked Box Accounts. Except as Disclosed, the Company and the Subsidiaries are not liable in respect of any surety, guarantee or similar obligation.

4.8 None of the costs and expenses of the Group are borne by any Person other than the Company or the Subsidiaries and all such costs and expenses are reflected in the Locked Box Accounts as of the Locked Box Date as required by the Accounting Principles.
5Tax matters
5.1 The Group Companies are duly registered with the relevant tax authorities.
5.2 All Taxes of the Group Companies that have become due for payment by the Group, or are required to be paid by the Group, have been paid or adequately withheld (as applicable) and, the Group is not liable for any additional Tax pertaining to the period ending on the Accounts Date, which are not accounted for in the Annual Report. All Taxes payable by a Group Company in respect to any period up until and including the Locked Box Accounts Date, but not yet due as at the Locked Box Accounts Date, have been adequately provided for in the Locked Box Account or Annual Report, as applicable.
5.3 No Group Company has liabilities for Taxes, including all such Taxes assessed but not yet due (except for such Tax liability for which reserves or provisions have been adequately and fully established in the Locked Box Accounts and the Annual Report, respectively) related to any period prior to the Locked Box Date.
5.4 Each Group Company has prepared and duly and timely filed to the relevant Tax authority all such notices, computations and returns required to be filed by it and are all true and accurate, including all Tax assets and liabilities recorded in the annual reports, Tax accounts or income tax statements (in Danish: “bilag til selvangivelse”) of the Group Companies, and to the Sellers' Knowledge will be recognized and accepted by any relevant Tax authority.
5.5 The Group Companies are and have at all times been resident for all Tax purposes only in their jurisdiction of incorporation.
5.6 No transactions with a sole purpose to avoid or delay payments of Taxes or liabilities of Taxes have been made by any Group Company.
5.7 None of the Group Companies are involved in any dispute in relation to Taxes, nor to Sellers' Knowledge is such dispute threatened. None of the Group Companies have concluded any agreement, ruling or compromise with any tax authority, which may affect its Tax position. All agreements or arrangements to which a Group Company is a party or engaged in have been made at arm’s length and no Tax authority has notified any Group Company of any such agreement or arrangement being contrary to general Tax principles under applicable Law.
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5.8 No Tax returns of any of the Group Companies have been reopened for any of the previous three (3) Tax years. [***], there are no other current or to the Sellers’ Knowledge threatened reopening of tax returns in any of the Group companies for any of the previous three (3) Tax years. There are no Tax audits or other Tax proceedings pending or, to Sellers' Knowledge, threatened with respect to any Group Company.
5.9 None of the Group Companies have participated in transactions, arrangements or similar, which are reportable under the EU DAC6 mandatory disclosure regime.
6Environmental matters

6.1 The Group has obtained all environmental permits, approvals and admissions required in order to conduct the business and the business has, in all material aspects, been conducted in accordance with these permits, approvals and admissions and such permits, approvals and admissions have been Disclosed and are in force.
6.2 No Group Company is or has within the last five (5) years been involved in any dispute or disagreement with, or claim or complaint by, any Person in relation to environmental matters, and to Sellers' Knowledge none is threatened or likely to arise.
6.3 No Group Company has violated any material public environmental permit, approval or admission required an issued under environmental Laws or in relation to environmental matters.
6.4 To Sellers' Knowledge, no Group Company has actual, pending or, to the Sellers’ Knowledge, threatening liability in respect of any environmental claims, including without limitation in respect of radiation or soil or water contamination and relating to land or real property currently owned by a Group Company.
6.5 There is no claim, charge or proceeding with respect to a violation of any occupational safety or health Laws or standards that has been asserted or is pending or threatened with respect to the Group Companies. As at Signing, the Group Companies have not received any written or, to Sellers' Knowledge, oral complaints from any person (including a neighbour or employee) or authority related to the health or safety of any person or the public.
6.6 To the Sellers' Knowledge, the Group Companies have handled, and disposed of, hazardous materials in accordance with applicable Laws. The Group Companies have not received any written or, to Sellers' Knowledge, oral notice or report regarding any actual or alleged releases, discharges, or spills of hazardous materials, or of any violation of environmental Laws, or of any liabilities related thereto, including any investigatory, remedial or corrective obligations for which the Group Company may be liable.
7Material Contracts
7.1 The contracts and agreements that are deemed material by the Group to its business are set out in Appendix 7.1 (the "Material Contracts") and have been entered into in the ordinary course
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of business, are all valid and binding in accordance with their respective terms and all material terms of such Material Contracts have been Disclosed.

7.2 No Group Company is in material breach of its obligations under a Material Contract, and no written notice of termination of a Material Contract has been received and, to Sellers’ Knowledge, no grounds for termination, avoidance or repudiation of any such Material Contract exist.
7.3 To Sellers' Knowledge, no counterparty is in breach of any Material Contract, and to the Sellers' Knowledge there is no notification threatening that a counterparty will stop or materially reduce its business with the Group has been received in respect of any Material Contract. No written notice that a counterparty intends to stop or materially reduce its business with the Group has been received.
7.4 To the Sellers' Knowledge, no party to an agreement or arrangement with the Group is in a default which would be material in the context of the Group’s financial position or commercial prospects, and to the Sellers’ Knowledge, there are no circumstances likely to give rise to such a default.
7.5 No company within the Group is party to any material agreement in relation to which the execution of the Agreement or the consummation of the transactions provided for herein may result in a breach of any of the terms and provisions of, or constitute a default under or conflict with, such agreement, or give any other party the right to terminate or cancel such agreement, result in any acceleration of any right or obligation or in a loss of any benefit of the Group under such agreement or require any consent or other action by any Person under any such agreement.
7.6 Except as Disclosed, (i) there are no outstanding or ongoing negotiations by any Group Company at a written contract stage of material importance to the business, profits or assets for such Group Company and (ii) no Group Company is legally compelled to enter into any outstanding quotations or tenders for contracts in each case that would give rise to (x) aggregate payments or receivables by any Group Company or (y) otherwise have an aggregate cash effect (either negative or positive) on any Group Company in each case in excess of DKK 25,000,000.
7.7 Except as Disclosed, no Group Company is party to, not otherwise subject to, any Material Contract which (i) is not in the ordinary and usual course of the business of the Group or (ii) is not on arms-length.
7.8 To Sellers' Knowledge, the Group has not entered into any agreements or arrangements with any Person which restrict the Group’s freedom to carry on its business in any manner it may think fit.
7.9 Details of all financial facilities, indebtedness and security obligations (including loans, bonds and hedging instruments but excluding any loans that will be repaid or extinguished on or prior to Closing) in each case exceeding DKK 1,000,000, outstanding or otherwise available to the Group Companies have been Disclosed in the Due Diligence Information. Each of the Group

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Companies is and has been for the last three years been in compliance with its material obligations under such facilities, indebtedness and obligations and, to the Sellers' Knowledge, there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of Closing.
8Real property
8.1 The Company and the Subsidiaries own the real property set out in Appendix 8.1 (the "Owned Real Property"), and the ownership of the Owned Real Property is duly registered in accordance with applicable Law.
8.2 No Group Company has received written notice of any breach under planning and zoning legislation in respect of the Owned Real Property, which has not been remedied, and no outstanding disputes or complaints of any kind in respect of the Owned Real Property are existing or is to Sellers' Knowledge threatening and to the Sellers’ Knowledge, no circumstances exist which may give rise to such disputes or complaints.
8.3 The buildings located on Dandyvej 19, DK-7100 Vejle, Denmark and Fertinvej 5, DK-7100 Vejle, are insured in case of fire or other damage of the buildings to rebuilding value (“nyværdi”).
8.4 The Company and the Subsidiaries lease the real property set out in Appendix 8.4 (the "Leased Real Property"), and the applicable lease agreements are Disclosed in the Due Diligence Documentation.
8.5 None of the agreements regarding the Leased Real Property have been terminated by the Group or are, to Sellers' Knowledge, likely to be terminated by the lessor. None of the lease agreements in respect of the Leased Real Property are subject to terms entitling the relevant landlord to (i) terminate the relevant lease agreement as a result of Closing or (ii) amend material terms of the lease agreements as a result of Closing.
8.6 The Group is not in breach of any agreement regarding the Leased Real Property in any material respect, and to Sellers' Knowledge no lessor or other counterparty under the agreements regarding the Leased Real Property is in breach of such agreements in any material respect.
8.6.1 No outstanding disputes or complaints in respect of the Leased Real Property exist, and no written notice materially affecting the use of the Leased Real Property has been given or received by any Group Company. To the Sellers’ Knowledge, no circumstances exist which may give rise to such disputes or complaints.
8.7 To Sellers' Knowledge, the Owned Real Property and the Leased Real Property, including all buildings, installations and other equipment thereon (i) are in all material respects in a lawful state and condition, and, to the Sellers’ Knowledge (ii) are in reasonable state of repair and have been well-maintained, taking into account normal wear and tear and are fit for the purpose for which they are presently used of conducting the business carried out by the Group and (iii) can legally be used for the purpose for which they are currently used without any changes,
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modifications or repairs needed beside on-going maintenance as part of the ordinary course of business.

8.8 The Group has no liability from previously owned or leased real property.
9Intellectual property rights
9.1 The Group possesses or has adequate user's or license rights to all IPR which are used or necessary in the operations of the Group. Neither the Sellers nor the Sellers’ Affiliates or Sellers’ Related Parties own any IPR used or necessary in the operation of the Group's business as such business is conducted on the Signing Date.
9.2 The Group owns the registered and unregistered, trademarks, trademark applications and internet domain names as set out in Appendix 9.2 (a) (as updated on Closing). Appendix 9.2 (b) (as updated on Closing) contains a complete list of all registered patents and pending patent applications filed, owned or controlled by the Group. To the Sellers’ Knowledge, all registered IPR set out in Appendix 9.2 is valid and enforceable.
9.3 The Group does not use or otherwise carry on its business under any name other than the Group Companies' registered corporate names and registered secondary corporate names.
9.4 To the Sellers’ Knowledge, there is no pending or threatened claim or action against any Group Company contesting the rights of such Group Company to any IPR or the validity of any Group Company’s IPR. To the Sellers’ Knowledge there is no and has not been or is pending any infringement of the IPR owned by the Group by any third party, and no infringement is, to the Sellers’ Knowledge, threatened.
9.5 The Group has taken all commercially reasonable steps necessary to maintain the protection of its IPR, including any required registrations and payments, and has used commercially reasonable efforts to ensure that no unauthorized third party has gained knowledge of the Group's trade secrets and/or Know-How. Without limiting the generality of the foregoing, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Group’s IPR, if applicable, been timely paid by or on behalf of the Group.
9.6 To the Sellers’ Knowledge, all assignments of IPR to the Group have been properly executed and recorded in compliance with applicable Laws and contracts. To the Sellers’ Knowledge, all current, existing or former employees or consultants have assigned, or are under a written obligation to assign, all rights to all inventions and related Know-How to the Group.
9.7 To the Sellers’ Knowledge, no third parties have rights in IPR or otherwise which wholly or partially prevent or may prevent the Group from making use of, and fully enjoy the benefits of, the IPR owned by the Group. The Group does not own any IPR together with any third parties.
9.8 To the Sellers’ Knowledge, no third parties have rights in IPR or otherwise which wholly or partially prevent or may prevent the Group from carrying out the operation of the Group's business as such business is conducted on the Signing Date. Without limiting the generality of the
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foregoing, to the Sellers’ Knowledge, no third parties have rights in IPR or otherwise which wholly or partially prevent or may prevent the Group from manufacturing and commercializing the products manufactured and sold by the Group on the Signing Date.

9.9 To the Sellers' Knowledge, no events have occurred under the royalty agreement entered into between Claudio BidCo A/S and Okono A/S on 4 January 2019 which will entitle Okono A/S to request a transfer of the intellectual property rights as described in the royalty agreement section 5.3.
9.10 To the Sellers’ Knowledge, the license granted to Okono A/S under the January 2017 license agreement entered into between Fertin Pharma A/S and Okono A/S is non-exclusive and does not in any way restrict Fertin Pharma A/S or other Group Companies from developing, manufacturing and commercializing products within the Field (as such term is defined in Clause 1.10 of the license agreement). To the Sellers’ Knowledge, the license granted to Gumlink A/S under the January 2017 license agreement entered into between Fertin Pharma A/S and Gumlink A/S is semi-exclusive and does not in any way restrict Fertin Pharma A/S or other Group Companies from developing, manufacturing and commercializing products within the Field (as such term is defined in Clause 1.7 of the license agreement).
10Assets
10.1 The Company and the Subsidiaries respectively have proprietary title free of any Third Party Rights to the assets and rights reflected in the Annual Report and in the Locked Box Accounts through the Locked Box Date, except for assets subject to financial lease arrangements and assets acquired, consumed, destroyed or sold in the ordinary course of business in the period from the Accounts Date respectively the Locked Box Date.
10.2 To the Sellers' Knowledge, all operating fixtures and equipment of the Group, including any leased, rented or borrowed fixtures and equipment, have in all material respects been adequately maintained and are to the Sellers' Knowledge in satisfactory working order, functional and fit for purpose save for ordinary course wear and tear.
10.3 The assets owned by the Group together with assets held under lease or rental agreements comprise the sufficient assets for the continuation of the Group’s business as presently conducted at the Signing Date. Each Group Company is able to operate its business independently of any asset or right owned or held by any of the Sellers, Sellers’ Affiliates or Sellers’ Related Parties or any service provided by any of the Sellers, the Sellers’ Affiliates or Sellers’ Related Parties. Neither the Sellers nor any of their respective Affiliated or related Persons own any asset or right used by the Group.
10.4 The Group’s assets are to the Sellers’ Knowledge in compliance with all applicable regulatory requirements for the present use thereof. The Group’s assets to the Sellers' Knowledge satisfy all regulatory requirements in all material respects and no Group Company has received any notification from relevant authorities regarding any of the products having been stored, handled or distributed inappropriately due to the assets being insufficient for the purposes of the Group
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Companies carrying out its business in accordance with the permits and licenses granted by public authorities.

10.5 To the Sellers’ Knowledge, equipment owned by the Group and used for carrying out the Group’s business comply with all regulatory requirements in all material respects, including health and safety measures, and has all relevant certificates confirming the equipment’s conformity with applicable Law.
11Products
11.1 There are no pending recalls of any of the products which are developed, manufactured, marketed, distributed and/or sold by a Group Company, and to the Sellers’ Knowledge no such recall is threatened.
11.2 No claim related to product liability or defects, arising out of any personal injuries, adverse events, adverse health effects, damages to property or any events due to products of a Group Company or one of its customers or other contractual counterparts has been raised, notified in writing or is being threatened against any Group Company.
11.3 There are no pending insurance claims against any Group Company regarding product liability and no such claims are filed with the Group Companies' insurers and to the Sellers' Knowledge no such claims are being threatened.
11.4 During the last five (5) years, no Group Company has made any product recalls of or received any material complaints, product liability or defect claims concerning products developed, manufactured, marketed, distributed and/or sold by any Group Company.
12Litigation and other disputes
12.1 None of the companies in the Group are engaged or has for the past five (5) years been in any litigation or arbitration or similar proceeding which is likely to have a material negative economic impact on such Group Company.
12.2 No court or arbitration proceedings, claims in damages, public inquiries or complaints concerning competition, environmental matters, industrial injuries, or other material disputes have been served on any Group Company or are to the Sellers' Knowledge threatened against or concerning the Group. There are no judgment, arbitration award, public order, prohibition notice or restraining injunction that has not been timely and accurately fulfilled by the Group. No criminal or administrative investigations or proceedings have been notified to any Group Company for violations of Anti-Corruption Laws or trade sanctions violations.
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13Information technology and data processing
13.1 All information technology including IT systems and software, which is used in the operation of the Group's business as such business is conducted on the Signing Date, are owned by, licensed by or under the control of the Group.
13.2 There are no planned for or to Sellers' Knowledge required material upgrades of or investments in relation to the information technology used in the operation of business of the Group.
13.3 All license fees which have become due and payable have been timely paid.
13.4 To Sellers' Knowledge, all information technology that is material and necessary to conduct the business of the Group is supported by maintenance and support services which to Sellers' Knowledge are adequate to ensure uninterrupted operation and appropriate up to date security measures in relation to the business of the Group as conducted on the Signing Date.
13.5 The Group has i) implemented industry standard technical and organizational measures (including, but not limited to, access controls, technological and physical safeguards, encryption, backup and business continuity/disaster recovery measures/procedures) designed to protect the information technology systems and data used by it, and ii) has not been notified of, and to the Sellers' Knowledge there is no event, condition or finding, that to the Sellers' Knowledge could reasonably be expected to result in a security breach or cyber security threat related to said information technology or data.
13.6 To the Sellers’ Knowledge, the Group has not experienced any material breakdowns or other material issues (including, without limitation, operational issues, lack of capacity or other sub-standard performance of any information technology) related to the operation of any of the information technology used by it. Also, to the Sellers’ Knowledge, there has not been any security breach or cyber security threat within the last 5 (five years) prior to the Signing Date, (i) which has had a material effect on the operation of any part of the information technology used by the Group or (ii) which has not been handled in accordance with applicable Law, including articles 33-34 of the General Data Protection Regulation (EU) 2016/679 (“GDPR”).
13.7 All personal data (including, without limitation, personal data related to customers employees, clinical trial subjects or cooperation partners), have in all material respects been and are being lawfully processed in accordance with applicable data protection Laws and practice, including, without limitation, the GDPR, the Danish Data Protection Act (in Danish “Databeskyttelsesloven”) and the guidelines and decisional practice of the Danish Data Protection Agency (in Danish ‘Datatilsynet’). Any and all documentation required in relation to the Group’s processing of personal data, including, without limitation, in relation to Articles 30 and 35 of the GDPR, as well as any consent, notification or permit required in connection with such processing has in all material respects been obtained or made, as appropriate. No notice or allegation has been received by any of the Group Companies from a competent authority alleging that the Group Company has not complied with any applicable data protection Laws and practice. No individual has claimed, and to the Sellers’ Knowledge no grounds exist for an individual
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to claim, compensation from any of the Group Companies for breaches of applicable data protection Laws.
14Related Party matters
14.1 The Company and/or the Subsidiaries respectively:
14.1.1 are not as of Closing parties to any agreement (whether oral or written) or understanding with a Seller nor a Seller’s Related Parties, other than in the ordinary course of business, nor has the Company and/or the Subsidiaries respectively assumed or incurred any obligation or liability (whether accrued or contingent) on behalf of a Seller nor a Seller’s Related Parties;
14.1.2 as of Closing has no outstanding account and/or any obligation or liability (whether accrued or contingent) to and/or debt to a Seller nor a Seller’s Related Parties, other than in the ordinary course of business;
14.1.3 as of Closing has not assumed any obligation or liability (whether accrued or contingent) to or on behalf of a Seller nor a Seller’s Related Parties; and
14.1.4 are not as of Closing the consignee or supplier of any goods and/or services to or from a Seller nor a Seller’s Related Parties.
15Employees
15.1 None of the Key Employees have resigned or have to Sellers' Knowledge threatened to resign. The Group is not in breach of any employment contract with any Key Employee which would entitle such Key Employee to terminate his/her employment without notice or claim damages for breach of contract.
15.2 None of the Key Employees have been dismissed or are subject to a pending dismissal procedure.
15.3 No Group Company is currently involved in any claim or dispute (whether as claimant or defendant or other party) with any current or former employee of the Group, and there are no pending or to Sellers' Knowledge threatened claims or disputes of such nature nor to the Sellers' Knowledge do any circumstances exist which may give rise to such claims or disputes.
15.4 The sale of the Shares does not entitle any employee to any specific rights enforceable against any Group Company as a consequence of the change of control over the Company and the Subsidiaries, and except as Disclosed, no employee of any Group Company will be entitled to any bonus or similar benefit payable by a Group Company as a result of the transaction contemplated by the Agreement.
15.5 No Group Company is a party to any collective bargaining agreement binding on any Group Company. No strike or other labour dispute is on-going or is, to Sellers' Knowledge, threatened
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between any Group Company and any employee union, and no Group Company has to the Sellers' Knowledge acted contrary to any collective bargaining agreement or similar which may impose materially adverse consequences on any Group Company or the Group as a whole.
15.8 The Group has fulfilled its obligations under applicable Laws relating to employment in all material respects, including concerning health and safety at work.
15.7 The pension arrangements Disclosed are the only pension schemes applicable to the Group, except for arrangements to which the Group contributes in compliance with applicable Law. The Group has made all payments relating to pension schemes to current or former employees and board members and correctly and timely reported salaries and benefits to relevant institutions for the calculation of pension contributions and liabilities to employees.
15.8 No Group Company has any defined benefit pension plans or similar defined benefit schemes regarding occupational pensions.
15.9 To the Sellers' Knowledge, no consultant or independent contractor that is engaged by a Group Company is under any applicable Law be deemed an employee of any Group Company
15.10 All withholding and reporting obligations to tax and social contributions on all salary and other taxable fringe benefits have been fully complied with.
15.11 None of the present or former managers or members of the board of directors of a Group Company have any claims against the Group Company in question relating to matters occurred during or in respect of the period prior to Closing other than for remuneration arising in the ordinary course of business.
16Insurance
16.1 All terms of the material insurance policies covering the Group are Disclosed and no Group Company has received any written notice of termination of said material insurance policies. None of the material insurance policies are subject to terms entitling the relevant insurance provider to (i) terminate the insurance in connection with Closing or (ii) amend material terms of the material insurance policies as a result of Closing, e.g. premium increases, limitation in current insurance coverage, etc.
16.2 All premiums which have become due and payable in respect of the Group's material insurance policies have been paid.
16.3 The Group's insurance coverage is consistent with past practice which to Sellers' Knowledge is commercially reasonable for its business having regard to the nature of the business and the jurisdictions in which it operates and satisfy the Group Companies’ obligations under their contractual commitments or any applicable legislation.
16.4 There is no material claim outstanding or pending under any of the material insurance policies, and to Sellers’ Knowledge no such claim has been threatened.
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16.5 There have been no material claims in respect of which insurance coverage has been denied in the previous 3 years, and no written notice has been received from any insurer disclaiming coverage under any of the material insurance policies.
17Competition matters
17.1 No Group Company abuses or have abused a dominant position contrary to applicable competition Law.
18Anti-bribery, sanctions, export controls, anti-money laundering and antitrust
18.1 No Group Company and no director, officer or employee of a Group Company or anyone acting on behalf of a Group Company is or has been in violation of any economic embargoes or financial or trade sanctions or export or import control or anti-boycott other trade control rules including the U.S. economic sanctions Laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control and the Export Administration Regulations administered by the U.S. Department of Commerce (“Sanctions and Trade Control Rules”) or been the target of any investigation, claim, proceeding or action relating to Sanctions and Trade Control Rules and to the Sellers' Knowledge there are no facts or circumstances that would reasonably be expected to form the basis for any such investigations, claims, proceedings or actions.
18.2 No Group Company and no director, officer or employee of a Group Company or anyone directly or indirectly owning or controlling a Group Company is or has been (i) a restricted party or blocked Person under Sanctions and Trade Control Rules or has taken any action which could lead to a Group Company or its directors, officers or employees or anyone directly or indirectly owning or controlling a Group Company becoming a restricted party or blocked Person; (ii) conducting business involving restricted parties and/or blocked Persons and/or restricted countries under Sanctions and Trade Control Rules; (iii) conducting business or been located or resident in a country or territory subject to Sanctions and Trade Control Rules or (iv) taken any action which involves a risk of a Group Company becoming a restricted party or blocked Person under Sanctions and Trade Control Rules.
18.3 No Group Company and no directors, officer, employee, agent, representative or consultant of a Group Company is or has at any time engaged in any activity, practice or conduct, which would constitute an offence under Anti-Corruption Laws or been subject to or made aware of any investigation, existing or concluded, by any Governmental Entity with regard to any actual or alleged violation of any Anti-Corruption Laws nor are there any claims, actions, suits, proceedings or investigations pending or threatened against any Group Company with respect to the Anti-Corruption Laws by a Governmental Entity or a third party.
18.4 No director, officer, employee, agent, representative or consultant of a Group Company has made any payment or given anything of value (including meals and entertainment) to any Governmental Entity, Governmental Official or any Person connected or personally associated with a Governmental Official to influence the Governmental Official’s decision, or to gain any other
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advantage for a Group Company or the Seller, or has made any facilitation payment to any Person that would violate Anti-Corruption Laws.

18.5 The Group is to the Sellers’ Knowledge compliant with applicable Anti-Corruption Laws, including Danish anti-bribery Laws, and UN standards.
18.6 Neither any Group Company nor any director, officer, employee, agent, representative, consultant, or any other person acting for, or on behalf of, any Group Company, directly or indirectly, or Affiliate of any Group Company has used any funds belonging to any Group Company for any contribution, gift, entertainment or other expense or benefit that would violate Anti-Corruption Laws.
18.7 No Group Company has made any voluntary disclosures to any Governmental Entity under any applicable Anti-Corruption Law or Sanctions and Trade Control Rules.
18.8 The operations of the Group Companies, the operations of the directors, officers or employees of Group Companies or, to the Sellers' Knowledge, anyone acting on behalf of a Group Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the anti-money laundering statutes and the rules and regulations thereunder issued, administered or enforced by any Governmental Entity having jurisdiction over it or any of its directors, officers or employees or anyone acting on behalf of a Group Company (collectively the “Anti-Money Laundering Laws”) and no action, suit, notice or proceeding by or before any court or Governmental Entity, or any arbitrator involving the Group Company or, any of its directors, officers or employees or, to the Sellers' Knowledge, anyone acting on behalf of a Group Company with respect to the Anti-Money Laundering Laws has been notified to any Group Company or is, pending or threatened.
18.9 To Sellers' Knowledge, for the past 3 years no Group Company has infringed the Danish Competition Act or any other anti-trust legislation in any jurisdiction in which the Group has assets or carries on business. No Group Company is presently or has previously been a party to, or involved in, or conducting itself, any agreement, arrangement or practice which is unenforceable or void, or renders it liable to civil, criminal, or administrative proceedings, by virtue of applicable competition Law.
18.10 To Sellers' Knowledge, no Group Company is a party to any agreement, resolution or concerted practice for the purpose or result of which is to directly or indirectly prevent, restrict or distort competition contrary to current applicable competition Law.
19Public permissions and legal compliance
19.1 The Group has during the past 3 years in all material respects acted in compliance with applicable Laws and regulations, including terms and conditions set out in any permit, approval or authorization granted to the Group by competent governmental agencies governing the business of the relevant Group Company.
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19.2 The Group has obtained all authorisations, consents, licenses and permits that are necessary for the carrying on of its business in the places and the manner, in which its business is presently carried out and all such authorisations, consents, licenses and permits are valid. No Group Company in in breach of such authorisations, consents, licenses and permits.
19.3 No Group Company has received written notification that any investigation or inquiry is being conducted by any governmental agency or other administrative body in respect of the affairs of such Group Company and, to Sellers' Knowledge, no circumstances exist which would give rise to such investigation or inquiry.
19.4 No Group Company has received written notice from any public authority that the Group is in violation of any Laws or regulations or any permit, approval or authorization, or that a public authority is intending to revoke, suspend, vary or limit any permit, approval or authorization or that any amendment to any permit, approval or authorization is required to enable the continued operation of the business of the Group and to the Sellers’ Knowledge no circumstances exist which would give rise to such revoking, suspension, variation or limitation of any permit, approval or authorization.
19.5 For the past 3 years no Group Company has received any written notice from any governmental or other public authority stating that such Group Company has concluded agreements or conducted its business in ways which are contrary to any applicable Law or regulations which provides for sanctions in case of non-compliance.
19.6 To the Sellers' Knowledge, the products manufactured by any Group Company have been manufactured, stored, maintained and marketed in accordance with applicable Laws.
20Events since the Accounts Date
20.1 Since the Accounts Date, the Group has been conducted in the ordinary course consistent with past practice and no unusual contracts, unusual contract changes or unusual commitments have been made and no material tangible or intangible assets have been sold, assigned or transferred, except in the ordinary course of business and no Group Company has made any changes in its accounting systems, policies, principles or practices other than as required by Law.
21Information
21.1 Any matter Disclosed to the Buyer has been provided by the Sellers in good faith and is, to Sellers' Knowledge, in all material respects true and correct and not in any way misleading.
21.2 The Sellers have fulfilled its obligations under Danish Law to loyally inform the Buyer of material facts, and information of material adverse significance to the Group which are within the Sellers’ Knowledge (in Danish: "loyale oplysningsforpligtelse").
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